Exhibit 10.1

Certain portions hereof denoted with “[***]” have been omitted pursuant to a Request for

Confidential Treatment and have been filed separately with the Commission

OFFICE LEASE

by and between

1450 BEASON STREET LLC

(Landlord)

and

UNDER ARMOUR, INC.

(Tenant)

TABLE OF CONTENTS

1.	DEFINITIONS.	1

2.	PREMISES; RENTABLE AREA; RIGHT OF FIRST OFFER.	9

3.	TERM.	10

4.	RENT.	12

5.	TAXES.	16

6.	USE OF PREMISES.	17

7.	INSURANCE AND INDEMNIFICATION.	22

8.	SERVICES AND UTILITIES.	24

9.	REPAIRS AND MAINTENANCE.	26

10.	IMPROVEMENTS.	27

11.	LANDLORD’S RIGHT OF ENTRY.	29

12.	DAMAGE OR DESTRUCTION.	30

13.	CONDEMNATION.	31

14.	ASSIGNMENT AND SUBLETTING.	31

15.	RULES AND REGULATIONS.	33

16.	SUBORDINATION AND ATTORNMENT.	33

17.	DEFAULTS AND REMEDIES.	34

18.	ESTOPPEL CERTIFICATE.	37

19.	QUIET ENJOYMENT.	37

20.	NOTICES.	37

21.	GENERAL	38

Exhibits

A	Plan showing Project and Building
A-1	Bridge
B	Drawing showing approximate location of Premises
C	Landlord’s Work
D	Current Rules and Regulations
E	Schedule of Deliveries
F	Under Armour Parking Area

ii

OFFICE LEASE

THIS OFFICE LEASE (the “Lease”) is made on this 14th day of December, 2007 (the “Effective Date”), by and between 1450 BEASON STREET LLC, a Maryland limited liability company (the “Landlord”), and UNDER ARMOUR, INC., a Maryland corporation (the “Tenant”).

IN CONSIDERATION of the agreements and covenants hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. DEFINITIONS.

1.1. As used herein, the following terms shall have the following meanings:

“Base Operating Costs” means Operating Costs incurred for the 2008 calendar year (the “Base Year”), provided that if the Phase I Rent Commencement Date is later than June 30, 2008, the Base Operating Costs will be reset based on the 2009 calendar year actual Operating Costs. If less than 100% of the rentable square feet in the Building is occupied by tenants or Landlord is not supplying services to 100% of the rentable square feet of the Building at any time during the Base Year, then Operating Costs for the Base Year shall be an amount equal to the Operating Costs which would normally be expected to be incurred using reasonable projections and reasonable extrapolations from existing cost data had 100% of the Building’s rentable square feet been occupied and had Landlord been supplying services to 100% of the Building’s rentable square feet throughout such calendar year. In addition, Operating Costs for the Base Year will also be adjusted to reflect costs that were or could have been imposed but for the existence of warranties and/or guarantees provided in connection with the Landlord’s Work. Furthermore, if after the Base Year, the Landlord provides additional services or incurs cost items in a category not otherwise covered in Operating Costs as defined herein, the Base Operating Costs shall be increased in a manner as reasonably determined by Landlord to include such additional matter.

“Base Rent” has the meaning given it in subsection 4.1.

“Base Taxes” means Taxes on the Building and the underlying tax parcel for the 2008 state fiscal tax year, which Base Taxes shall be reset at such time as the Building is first re-assessed to reflect the Landlord’s complete rehabilitation of the Building and Tenant’s occupancy of the Premises.

“Building” means The Overflo Building located at 1450 Beason Street, Baltimore, Maryland 21230, as more particularly shown on Exhibit A, subject to adjustment from time to time.

“Building Service Equipment” means all apparatus, machinery, devices, fixtures, appurtenances, equipment and personal property now or hereafter located on the Premises and owned by the Landlord.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which federal, state or city offices are not open for business.

“Common Areas” means those areas and facilities of the Building and/or the Project which may be designated by the Landlord from time to time as common areas (portions of which may from time to time be relocated and/or reconfigured by the Landlord in its sole discretion so long as reasonable access to and from the Premises is maintained and the obligations regarding the Required Parking Spaces and the Under Armour Parking Area as provided in Section 6.6.3(b) of this Lease are maintained), which Common Areas include footways, sidewalks, Parking Areas, lobbies, elevators, stairwells, corridors, restrooms, water-related features, including water taxis, bulkheads and docks, and certain exterior areas on the Project (and/or the Building), subject, however, to the Rules and Regulations.

“Default Rate” means an annual floating rate of interest equal to four (4) percentage points in excess of the prime rate of interest as announced from time to time by Bank of America, or its successor.

“force majeure event” means an event which results in a delay in performance by a party due to or by reason of strikes, acts of God, acts of terrorism, shortages of labor or materials, civil disturbance, labor troubles or by any cause reasonably beyond the party’s control; provided, however, the failure to obtain funds or funding will not constitute a force majeure event and the period of excused delay must be directly related to the timing and duration of the event causing the delay.

“Guarantor” means Struever Bros. Eccles & Rouse, Inc., a Maryland corporation.

“Insurance Premiums” means the aggregate of any and all premiums paid by the Landlord for hazard, liability, loss-of-rent, workmens’ compensation, boiler and machinery or similar insurance upon any or all of the Project.

“Landlord” means the Person hereinabove named as such and its successors and assigns.

“Lease Year” means (a) the period commencing on the Phase III Rent Commencement Date and terminating at 11:59 p.m. on the first anniversary of the last day of the month in which the Phase III Rent Commencement Date occurs, and (b) each successive period of twelve (12) calendar months thereafter during the Term.

“Legal Requirements” means all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, whether now or hereafter in force, including but not limited to The Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., and the ADA Disability Guidelines promulgated with respect thereto and the rules and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions.

“Operating Costs” means any and all costs and expenses incurred by the Landlord for services performed by the Landlord or by others on behalf of the Landlord with respect to the operation and maintenance of the Premises, Building, the Project, and the Common Areas located therein and serving and allocable to the Premises (but specifically excluding the Parking Areas, whether surface or structured and whether covered or open, for the purpose of calculating Operating Costs) in a manner deemed reasonable and appropriate by Landlord, including, without limitation, all costs and expenses of:

(a)	operating, maintaining, repairing, lighting, signing, cleaning, removing trash from, painting, striping, controlling of traffic in, controlling of rodents in, policing and securing the Common Areas;

(b)	purchasing and maintaining in full force insurance for the Project as deemed necessary in Landlord’s discretion;

(c)	operating, maintaining, repairing and replacing machinery, furniture, accessories and equipment used in the operation and maintenance of the Project, and the personal property taxes and other charges incurred in connection with such machinery, furniture, accessories and equipment;

(d)	maintaining and repairing roofs (other than over the Parking Areas), awnings, paving, curbs, walkways, drainage pipes, ducts, conduits, grease traps and lighting fixtures throughout the Common Areas;

(e)	interior and exterior planting, replanting and replacing flowers, shrubbery, trees, grass and planters in the Common Areas;

(f)	providing electricity, heating, ventilation and air conditioning to the Common Areas (it being understood that Tenant shall pay for all costs of Tenant Electric, as defined below, and that such costs shall not be counted and/or paid twice by Tenant), and operating, maintaining and repairing any equipment used in connection therewith; it is further understood that the maintenance of the HVAC in the Premises shall be an Operating Cost, provided however that maintenance of specialized HVAC equipment installed in the Premises, if any, shall not be an Operating Cost;

(g)	water and sanitary sewer services and other services, if any, furnished to the Premises, Common Areas and all rentable square feet of office space in the Project for the non-exclusive use of tenants;

(h)	cleaning, maintaining and repairing the Project;

(i)	accounting and audit fees and expenses, including a four percent (4%) property management fee, payroll, payroll taxes, employee benefits and related expenses of all personnel engaged in the operation, maintenance, and management of the Project;

(j)	the cost and expense of complying with all Legal Requirements applicable to the Project that are amended or made applicable to the Project after the Phase I Rent Commencement Date; provided, however, to the extent the cost of any improvement to be made to comply with such Legal Requirement is required to be capitalized under generally accepted accounting principles, such cost shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization shall be deemed an Operating Cost in each of the Operating Years during which the cost of the improvement is amortized;

(k)	the cost (including legal, architectural and engineering fees incurred in connection therewith) of any improvement made to the Project during any Operating Year either (x) with the reasonable expectation by Landlord of reducing Operating Costs (as, for example, a labor-saving improvement) or enhancing services, or (y) in lieu of a repair; provided, however, (i) to the extent the cost of such improvement is required to be capitalized under generally accepted accounting principles, such cost shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization shall be deemed an Operating Cost in each of the Operating Years during which the cost of the improvement is amortized; and (ii) in no event shall the amount included in Operating Costs in connection with a capital improvement of the nature described in clause (x) above exceed the annual amount by which Operating Costs were reduced as a result of such capital improvement;

(l)	providing janitorial and trash removal services to the Common Areas and the Premises; and

(m)	all other commercially reasonable costs of maintaining, repairing or operating any or all of the Building and Common Areas (including expenses of landscaping, snow, ice, water and debris removal, outdoor lighting, road maintenance and maintenance of exterior signage relating to the Project).

Notwithstanding the foregoing, the following items shall be excluded from Operating Costs:

(a)	Taxes; franchise taxes, income or gains taxes, or excess profit taxes imposed upon Landlord; or any special taxes imposed in connection with tax-increment financing on any part of the Project, or any special taxes on the Project or any part thereof;

(b)	debt service on Mortgages and any costs and expenses relating to a refinancing or debt modification, including legal fees, title insurance premiums, survey expenses, appraisal, environmental report, or engineering report;

(c)	leasing commissions, brokerage fees or legal fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases and related documents with respect to the leasing, assignment or subletting of space for any occupant of the Building or the Project;

(d)	the cost of tenant installations incurred in connection with preparing space for a new tenant or refurbishing or renovating space for an existing tenant;

(e)	salaries and other compensations of personnel not involved in the day-to-day management and operations of the Building or the Project and any other general overhead and general administrative expenses;

(f)	costs of compliance with the Americans with Disabilities Act;

(g)	capital costs, depreciation or amortization and other costs not considered an operating expense under GAAP (except as provided in the list of inclusions for Operating Costs under items (j) and (k) above);

(h)	all costs applicable solely to any buildings other than the Building constructed on the Project, or to any expansion of the Building or any other building in the Project;

(i)	any expense for which Landlord is otherwise compensated through the proceeds of insurance or condemnation awards, or is otherwise compensated by any tenant (including Tenant) of the Building for services in excess of the services Landlord is obligated to furnish to Tenant hereunder;

(j)	costs incurred by Landlord due to a violation of any lease in the Building or the Project, or any superior lease or mortgage or penalties or fines arising due to a continuing violation of any Legal Requirement with respect to the Premises or any insurance requirement required to be complied with by Landlord which becomes effective prior to the Phase I Rent Commencement Date with respect to the Premises;

(k)	costs incurred from Landlord’s charitable or political contributions or as fees to community or real estate associations;

(l)	attorneys fees and disbursements and other expenses, including settlements, incurred in connection with disputes with the Mortgagee, any lender on the Project or other tenants or occupants of the Building or the Project, or associated with the enforcement of any leases or the defense of Landlord’s title or interest in the Project or any part thereof;

(m)	bad debt losses or reserves;

(n)	accounting fees incurred in preparing Landlord’s financial reports for Landlord, its partners, affiliates or any Mortgagee or lender or in preparing Landlord’s tax returns or other third party accounting fees not directly related to the preparation of Operating Cost statements;

(o)	travel and meal expenses of Landlord’s management and leasing employees;

(p)	cost of removal of Hazardous Materials from the Project which were performed or should have been performed pursuant to environmental studies and recommendations received by Landlord in connection with the initial renovation of the Building or the cost of remediating any Hazardous Materials which are the Landlord’s responsibility to remediate under this Lease or due to any other pre-existing environmental condition and costs of any insurance relating thereto;

(q)	costs incurred in performing work or furnishing services or utilities for any tenant or other occupant or for any other building or portion of a building located in the Project, whether at such tenant’s or other occupant’s or at Landlord’s expense, to the extent that such work or service or utility benefits only an individual tenant or group of tenants and not the Project as a whole (unless a fair allocation is made between what is benefiting the Building, and what is benefiting another party);

(r)	any expense for which Landlord is entitled to be reimbursed by any tenant as an additional charge in excess of rent;

(s)	overhead and profit increment paid to affiliates of Landlord for services to the extent that such costs exceed the market costs of such services;

(t)	cost of permanent works of art;

(u)	costs with respect to a sale of all or part of the Building or all or any part of the Project;

(v)	any costs and compensation paid to clerks, attendants or other persons in commercial concessions operated Landlord or located within the Project;

(w)	costs incurred with respect to installing, operating or maintaining any observatory, broadcasting, cafeteria, hotel or dining facility, or athletic, luncheon or recreational club in the Project;

(x)	expenses of constructing tenant improvements for any tenant in the Building;

(y)	costs incurred with respect to any alterations pursuant to Section 6.6.4;

(z)	costs of correcting defects (including latent defects) in the construction of the Building or in the equipment used therein;

(aa)	professional fees for property tax assessment appeal proceedings (unless requested by Tenant pursuant to Section 5.5 hereof, and then only to the extent not deducted from any refunds);

(bb)	advertising and promotional expenses with respect to the Project;

(cc)	charges, costs and damages imposed on Landlord as a result of a judgment, settlement or arbitration award resulting from a claim of tort liability against Landlord; and

(dd)	any increase in Insurance Premiums to the extent that such increase is caused by or attributable to the use, occupancy or act of another tenant

“Operating Year” means each respective calendar year or part thereof during the Term, or, at the Landlord’s option, any other 12-month period or part thereof designated by the Landlord during the Term.

“Parking Areas” means those portions of the Common Areas or other areas under Landlord’s control which from time to time are designated by the Landlord for the parking of automobiles and other automotive vehicles while engaged in business upon the Premises (other than while being used to make deliveries to and from the Premises).

“Person” means a natural person, a trustee, a corporation, a limited liability company, a partnership and/or any other form of legal entity.

“Premises” means that certain space having a rentable area of approximately 138,198 square feet (subject to measurement as provided in Section 2.2) and located in the Building, as more particularly depicted on Exhibit B; provided, that (a) if at any time hereafter any portion of the Premises becomes no longer subject to this Lease, “Premises” shall thereafter mean so much thereof as remains subject to this Lease, and (b) prior to the Phase III Rent Commencement Date, the “Premises” shall be based on the portions of the space theretofore Substantially Completed, as more particularly described in Sections 2.1 and 4.1. Tenant shall have the exclusive right to use the bridge connecting the Dawn Building to the Building (the “Bridge”), as more particularly shown on Exhibit A-1, subject to the terms and conditions more particularly set forth herein.

“Project” means that certain project located in Baltimore City, which project includes a parcel of land known as the Overflo Parcel containing approximately seven (7) acres, more or less, together with the Building thereon. The Project is more particularly shown on Exhibit A.

“Punch List” means the list of minor items, none of which materially interferes with Tenant’s use of the Premises, to be completed by Landlord and confirmed by Tenant.

“Rent” means Base Rent, Tenant Improvement Rent, Parking Rent and Additional Rent.

“Rules and Regulations” means the reasonable rules and regulations having uniform applicability to all tenants of the Project (subject to their respective leases) and governing their use and enjoyment of the Project; provided that such rules and regulations shall not materially interfere with the Tenant’s use and enjoyment of the Premises in accordance with this Lease for the purposes listed in subsection 6.1.

“Substantial Completion”, “Substantially Complete” and “Substantially Completed” means substantial completion of the applicable Landlord’s Work as evidenced by (i) a certificate of substantial completion issued by Landlord’s architect indicating that the Premises (or the Phase I Premises, Phase II

Premises or Phase III Premises, as applicable) are complete except for minor items identified on the Punch List, and (ii) a temporary or permanent certificate of use and occupancy issued by appropriate local government agencies of Baltimore City.

“Tax Year” means the 12-month period beginning July 1 of each year or such other 12-month period (deemed for the purposes of this Lease to have 365 days) established as a real estate tax year by the taxing authority having lawful jurisdiction over the Project.

“Taxes” means the aggregate of any and all real property, metropolitan district charges, front-foot benefit assessments, special assessments and other taxes or public or private assessments or charges levied against any or all of the tax parcel containing the Premises (the “Tax Parcel”), but excluding any taxes levied on (i) the Parking Areas, or (ii) the tax parcel containing the Premises due to tax increment financing arrangements or taxes payable in connection with a special taxing district. In the event the Tax Parcel is modified, Base Taxes must be modified as well to reflect the impact of such change, as reasonably agreed to by Tenant.

“Tenant” means the Person hereinabove named as such and its successors and permitted assigns hereunder.

“Tenant Electric” means Tenant’s pro rata share of electric current and gas service supplied to or used in the Building during normal business hours, including, but not limited to, lights, outlets, VAV boxes with electric heat, compressorized air handling units, HVAC rooftop units, any primary electric service charge, any specialized HVAC equipment serving the Premises, the lighting of signs installed by Tenant, and any charges related to any generator installed by Tenant at the Premises.

“Tenant Improvement Rent” means the amount payable by Tenant as Rent pursuant to Section 10.1(a)(ii) hereof.

“Tenant’s Proportionate Share” means a fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of square feet in the Building, the Project or such other areas deriving a benefit of the applicable Operating Cost or Taxes as Landlord determines in its reasonable judgment, subject to adjustment from time to time as such areas may change. Landlord reserves the right to adjust Tenant’s Proportionate Share in order to allocate the Operating Costs and Taxes for the Project or part thereof, and Tenant’s Proportionate Share may vary depending upon the type of expense being allocated. In each instance, the fraction that represents Tenant’s Proportionate Share has as the denominator, the number of square feet in the applicable area that is either (a) deriving a benefit of the applicable Operating Cost or (b) within the tax parcel subject to the Taxes.

“Tenant’s Share of Increased Operating Costs” shall be the amount of (i) the Operating Costs for the Operating Year in question less the Base Operating Costs multiplied by (ii) the Tenant’s Proportionate Share. Notwithstanding the actual Operating Costs, Tenant’s Share of Increased Operating Costs will not increase by more than [***] percent ([***]%) from one calendar year to the next calendar year.

“Tenant’s Share of Increased Taxes” shall be the amount of (i) the Taxes for the Tax Year in question that are assessed against the Project less the Base Taxes multiplied by (ii) the Tenant’s Proportionate Share.

“Term” means the Original Term plus any exercised renewals thereof.

1.2. For a definition of the following terms, see the applicable Section of the Lease as set forth below:

“ADA”	Section 6.2(a)
“Additional Rent”	Section 4.2
“Alterations”	Section 10.2
“Base Rent”	Section 4.1(a)
“Condemnation”	Section 13.1
“Event of Default”	Section 17.1
“Existing Lease”	Section 3.1
“Hazardous Materials”	Section 6.10
“Landlord’s Offer Notice”	Section 2.3
“Landlord’s Work”	Section 10.1(a)
“Liquidated Damages”	Section 17.4(a)
“Market Rent”	Section 4.1(c)
“Mortgage”	Section 16.1.1
“Mortgagee”	Section 16.1.1
“Normal business hours”	Section 8(a)
“Non-Related Entity Transfer”	Section 14.1
“Offer Space”	Section 2.3
“Original Term”	Section 3.1
“Outside Negotiation Date”	Section 4.1(c)
“Overflo Alterations”	Section 6.6.4
“Parking Rent”	Section 6.6.3(b)
“Phase I Premises”	Section 2.1
“Phase II Premises”	Section 2.1
“Phase III Premises”	Section 2.1
“Phase I Rent Commencement Date”	Section 3.1
“Phase II Rent Commencement Date”	Section 3.1
“Phase III Rent Commencement Date”	Section 3.1
“Project Operating Records”	Section 4.3.1
“Radius Requirement”	Section 6.6.3(b)
“Renewal Term”	Section 3.3
“Required Parking Spaces”	Section 6.1
“Rules and Regulations”	Section 15
“Schedule of Deliveries”	Section 10.1(a)(v)
“SNDA”	Section 16.1.1
“Superior Leases”	Section 16.4
“Tenant Costs”	Section 10.1(a)(ii)
“Tenant’s Program”	Section 6.1
“Tenant’s Response Notice”	Section 2.3
“Tenant’s Work”	Section 10.1(a)(ii)
“Termination Damages”	Section 17.4(a)
“Termination Date”	Section 3.1
“Transfer”	Section 14.1
“Under Armour Parking Area”	Section 6.6.3(b)

2. PREMISES; RENTABLE AREA; RIGHT OF FIRST OFFER.

2.1. Premises. The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Premises, together with the right to use, in common with others, the Common Areas. Landlord and Tenant acknowledge that the Premises will be delivered in three (3) phases as follows:

“Phase I Premises”:	67,092 r.s.f. of office and showroom space April 30, 2008 (estimated delivery)

“Phase II Premises”:	40,335 r.s.f. of office space August 31, 2008 (estimated delivery)

“Phase III Premises”:	30,771 r.s.f. of office, showroom and retail space November 30, 2008 (estimated delivery)

2.2. Rentable Area. The rentable area of the Premises shall be reasonably determined by the Landlord’s architect and shall be equal to the usable square feet of the Premises, determined in accordance with Baltimore Building Owners and Managers Association, International “Standard Method for Measuring Floor Area in Office Buildings.” The Tenant shall have the right to verify the usable square feet of the Premises at the Tenant’s sole cost. The area as so determined is herein called the “Rentable Area”. Once the Rentable Area of the Premises has been verified and jointly agreed to, the parties shall enter into a confirmation agreement setting forth (i) the area of the Premises, (ii) the calculation of the Base Rent and (iii) the Tenants’ Proportionate Share.

Landlord and Tenant hereby agree that the no rentable area shall be attributed to the Bridge and no Rent shall be payable in connection with the Bridge.

2.3. Right of First Offer. Provided that both on the date of Tenant’s exercise of its option in regard hereto, and on the date upon which such space is to be occupied by Tenant hereunder, (i) the Lease is in full force and effect, (ii) Tenant is not then in material default under the Lease after applicable notice and cure periods have expired, Tenant shall have the right, upon the conditions, and subject to the terms, set forth herein, to lease additional office space which may be available for leasing (as hereinafter defined) at the Project (the “Offer Space”). If any such Offer Space is available for leasing, the Landlord shall provide the Tenant with written notice (the “Landlord’s Offer Notice”), which notice shall describe the Offer Space expected to become available for occupancy by Tenant, the time of its availability and all of the terms, covenants, and conditions of such lease of the Offer Space, including the amount of the rent for such Offer Space.

In the event that Tenant desires to lease any such Offer Space, Tenant shall notify Landlord in writing within fifteen (15) business days following its receipt of the Landlord’s Offer Notice of Tenant’s desire to lease such Offer Space (the “Tenant’s Response Notice”). Time shall be of the essence with respect to the giving of any Tenant’s Response Notice. Tenant’s failure to timely deliver a Tenant’s Response Notice to Landlord shall be deemed a decision not to exercise, and also to waive, Tenant’s right to exercise such option with respect to such Offer Space but only for the occasion identified in such Landlord’s Offer Notice. Within ten (10) days of Landlord’s receipt of Tenant’s written notice, Landlord shall deliver to Tenant written notice confirming receipt of Tenant’s notice with respect to such Offer Space.

If, pursuant to the Tenant’s Response Notice, Tenant elects to lease the Offer Space, then and in such event, Landlord and Tenant shall enter into an amendment to this Lease, within thirty (30) days following the date of the Tenant’s Response Notice for the lease of such Offer Space. This amendment, among other terms, covenants and conditions therein contained, shall provide for the Offer Space to be incorporated into the Premises and the Base Rent (which shall be at the rate set forth in Landlord’s Offer Notice) and Tenant’s Proportionate Share shall be modified to reflect the inclusion of the Offer Space. In addition, Tenant’s options to renew the Term of this Lease shall apply to the Offer Space.

If Landlord is unable to give possession of any Offer Space to Tenant because of the holding over or retention of possession thereof by any tenant, subtenant or other occupant or for any other reason, Landlord shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired under such circumstances, but in no event shall Tenant be obligated to pay rent on the Offer Space until the Landlord delivers possession thereof. The provisions of this paragraph shall survive the entry into by Landlord and Tenant of an amendment to the Lease which pertains to the subject portion of the Offer Space.

As used herein, the term “available for leasing” shall mean office space which is under development by Landlord at the Project and is or is reasonably expected to be available for leasing to tenants. In no event will Landlord provide an Offer Notice earlier than eight (8) months prior to the expected date of delivery of the certificate of occupancy for any Offer Space, except that in the case of a newly developed building at the Project which constitutes the Offer Space, in no event will Landlord provide an Offer Notice earlier than twenty-four (24) months prior to the expected date of the certificate of occupancy for such Offer Space. If Tenant fails to lease the Offer Space and Landlord leases such Offer Space to another tenant(s), such space shall be “available for leasing” if such space (i) has or is reasonably expected to become vacant, and (ii) is or is reasonably expected to be available for leasing to tenants.

3. TERM.

3.1. Original Term; Rent Commencement Date. This Lease shall be for a term (the “Original Term”) commencing on the Effective Date and ending at 11:59 p.m. on the sixth (6th) anniversary of the last day of the month in which the Phase III Rent Commencement Date (as defined below) shall occur (which date is hereinafter referred to as the “Termination Date”).

Phase I Premises: Monthly payments of Base Rent, Additional Rent, and Tenant Improvement Rent for the Phase I Premises and all other charges under this Lease shall commence as to the Phase I Premises on the “Phase I Rent Commencement Date” which shall be the earlier to occur of: (i) thirty (30) days following the date upon which the Landlord’s Work to the Phase I Premises is Substantially Complete or (ii) the date upon which the Tenant actually moves into occupancy of the Phase I Premises and conducts business therein.

Phase II Premises: Monthly payments of Base Rent, Additional Rent, and Tenant Improvement Rent for the Phase II Premises and all other charges under this Lease shall commence as to the Phase II Premises on the “Phase II Rent Commencement Date” which shall be the earlier to occur of: (i) thirty (30) days following the date upon which the Landlord’s Work to the Phase II Premises is Substantially Complete, or (ii) the date upon which the Tenant actually moves into occupancy of the Phase II Premises and conducts business therein.

Phase III Premises: Monthly payments of Base Rent, Additional Rent and Tenant Improvement Rent for the Phase III Premises and all other charges under this Lease shall commence as to the Phase III Premises on the “Phase III Rent Commencement Date” which shall be the earlier to occur of: (i) thirty (30) days following the date upon which the Landlord’s Work to the Phase III Premises is Substantially

Complete or (ii) the date upon which the Tenant actually moves into occupancy of the Phase III Premises and conducts business therein.

Landlord and Tenant acknowledge that Tenant currently leases other space at the project known as Tide Point which is located adjacent to the Project pursuant to that certain Office Lease dated March 29, 2002, as amended by and between Hull Point LLC and Tenant (the “Existing Lease”). At Tenant’s written request, the provisions addressing the term and/or renewal options under the Existing Lease may be amended to coincide with the term and renewal options under this Lease.

3.2. Confirmation of Commencement and Termination. After (a) each of the Phase I Rent Commencement Date, Phase II Rent Commencement Date or Phase III Rent Commencement Date or (b) the expiration of the Term or any earlier termination of this Lease by action of law or in any other manner, the Landlord shall confirm in writing by instrument in recordable form that, respectively, such rent commencement or such termination has occurred, setting forth therein, respectively, the Phase I Rent Commencement Date, the Phase II Rent Commencement Date, the Phase III Rent Commencement Date, and the Termination Date. This written confirmation may be combined with the confirmation of rentable area required by Section 2.2 hereof.

3.3. Renewal. Tenant shall have the option to renew the Term of this Lease for two (2) periods of two (2) years each (each, a “Renewal Term”). Tenant shall exercise each option by providing written notice to Landlord of its election to exercise such option no later than eighteen (18) months prior to the expiration of the Term or the Renewal Term, as applicable, provided, however, that Tenant’s option to renew shall be subject to the condition that no default shall have occurred and be continuing after applicable notice and cure periods have expired as of the date of Tenant’s exercise of such option or as of the date of commencement of the Renewal Term. Tenant shall have no other right to renew this Lease after the second Renewal Term.

Except as otherwise expressly provided in this Lease, all terms, covenants, and conditions of this Lease shall remain in full force and effect during each Renewal Term, except that the Rent applicable to each Renewal Term shall be as set forth in Section 4.1(b). In no event shall the Rent for each Renewal Term be less than the Rent in effect at the expiration of the immediately preceding Term or Renewal Term, as applicable, of the Lease. If the Tenant fails to give notice exercising such foregoing option by the date required herein, or if at the time Tenant exercises such option or at commencement of the applicable Renewal Term the Tenant is in default beyond applicable notice and cure periods of any term of this Lease, or if this Lease is assigned by Tenant or the Premises is sublet in whole or part in violation of Section 14, then Tenant’s rights and options to renew shall be automatically terminated and of no further force or effect.

3.4. Surrender. The Tenant, at its expense at the expiration of the Term or any earlier termination of this Lease, shall (a) promptly surrender to the Landlord possession of the Premises (including any fixtures or other improvements which, under Section 10, are owned by the Landlord) in good order and repair (ordinary wear and tear excepted) and broom clean, (b) remove therefrom all signs, goods, effects, machinery, fixtures and equipment used in conducting the Tenant’s trade or business which are neither part of the Building Service Equipment nor owned by the Landlord, and (c) repair any damage caused by such removal.

3.5. Holding Over. If the Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease after obtaining the Landlord’s express, written consent thereto, then:

(a) such occupancy (unless the parties hereto otherwise agree in writing) shall be deemed to be under a month-to-month tenancy, which shall continue until either party hereto notifies the other in writing, at least two months before the end of any calendar month, that the notifying party elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate;

(b) anything in this section to the contrary notwithstanding, the Rent payable for each such monthly period shall equal the sum of (a) one-twelfth (1/12) of that amount which is equal to 150% of the Base Rent for the Lease Year during which such expiration of the Term or termination of this Lease occurs, plus (b) the Additional Rent payable under subsection 4.2; and

(c) except as provided herein, such month-to-month tenancy shall be on the same terms and subject to the same conditions as those set forth in this Lease; provided, however, that if the Landlord gives the Tenant, at least one month before the end of any calendar month during such month-to-month tenancy, written notice that such terms and conditions (including any thereof relating to the amount and payment of Rent) shall, after such month, be modified in any manner specified in such notice, then such tenancy shall, after such month, be upon the said terms and subject to the said conditions, as so modified.

4. RENT.

As Rent for the Premises, the Tenant shall pay to the Landlord all of the following:

4.1. Base Rent.

(a) An annual rent (the “Base Rent”) for the Lease Year shall be determined by multiplying the actual rentable square footage as determined in accordance with Section 2.2 hereof by the “Per Square Foot” as stated below applicable to the particular Lease Year. The following chart illustrates Base Rent based on a rentable area of 138,198 square feet, but shall be adjusted based on the actual rentable square footage of the Premises:

Lease Year	Per Square Foot		Monthly		Annual
1	$	[***]	$	[***]	$	[***]
2	$	[***]	$	[***]	$	[***]
3	$	[***]	$	[***]	$	[***]
4	$	[***]	$	[***]	$	[***]
5	$	[***]	$	[***]	$	[***]
6	$	[***]	$	[***]	$	[***]

Prior to commencement of the first Lease Year, the Base Rent shall be calculated by multiplying the actual rentable square footage of the Premises by $[***] and dividing the product by twelve (12), such Base Rent to be paid monthly. Such amount shall be adjusted as Substantial Completion of the Phase II Premises and the Phase III Premises occurs.

(b) The Base Rent for the Renewal Term shall be the Market Rent as described in Section 4.1(c) below.

(c) The “Market Rent” shall be the prevailing market rate of rent and all charges for comparable space at the end of the Term as increased in accordance with market rate annual escalations. If Tenant exercises its option to renew hereunder, Tenant and Landlord shall make a good faith effort to agree on the Market Rent on or before a date (the “Outside Negotiation Date”) which is no later than twelve (12) months prior to the expiration of the Term, and prior to implementing the procedures set forth below if the parties are unable to agree. If Landlord and Tenant are unable to agree upon the Market Rent by the Outside Negotiation Date, then Landlord and Tenant shall determine the Market Rent in accordance with the appraisal procedure set forth herein. Within ten (10) days after the Outside Negotiation Date, the parties shall appoint an broker who shall be mutually agreeable to both Landlord and Tenant, shall have at least ten (10) years’ experience as a broker of commercial leasehold estates, and shall be knowledgeable in office rentals in the Baltimore, Maryland market. If the parties are unable to agree on a broker within such ten (10) day period, then each party, within five (5) days after the expiration of such ten (10) day period, shall appoint a broker (with the same qualifications) and the two (2) brokers (or the one broker if either Landlord or Tenant fails timely to appoint a broker) shall together appoint a third broker with the same qualifications. The broker or brokers so appointed then shall determine, within sixty (60) days after the appointment of such broker or brokers, the then Market Rent for the Premises. Among the factors to be considered by the broker(s) in determining the fair market base rent for the Premises shall be those factors set out below. The figure arrived at by the broker (or the average of the figures arrived at by the three brokers, if applicable) shall be used as the Market Rent for such renewal term. If the three broker method is chosen, then if any broker’s estimate of fair Market Rent is either (x) less than ninety percent (90%) of the average figure or (y) more than one hundred ten percent (110%) of such average, then the fair market rent will be either (1) the average of the remaining two (2) appraisal figures falling within such a range of percentages, (2) the remaining appraisal that is within such range of percentages or (3) if none of the figures are within such range, the average of the three (3) appraisals. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

In determining the Market Rent, the parties hereto and such brokers shall be guided by the following principles: the Market Rent shall be determined by reference to newly finished built-out office space in office buildings in Baltimore, Maryland or neighborhoods in the Baltimore, Maryland metropolitan area most comparable to the quality, location, amenities, stature, reputation, visibility and services of the Building. The Market Rent shall take into account the fact that there are no new tenant improvements to be constructed by Landlord nor other lease-up costs (except broker commissions, if any) and shall provide for updating the Base Year Operating Costs to the first year of each renewal term, if such factors are considered market concessions at such time. The valuation shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the then prevailing rules of the American Arbitration Association in Maryland (or any successor thereto). The final determination of such brokers shall be in writing and shall be binding and conclusive on the parties, each of whom shall receive counterpart copies thereof. In rendering such decision the brokers shall not add to, subtract from, or otherwise modify the provisions of this Lease. In determining the Market Rent, the brokers shall consider all the items set forth above for consideration in determining the Market Rent. Instructions to such effect shall be given to the brokers.

Notwithstanding the above, Tenant shall have the right to rescind its renewal option at any time within ten (10) calendar days after a final written determination is made of the Market Rent in accordance with the above procedures.

4.2. Additional Rent. Additional rent (“Additional Rent”) shall include any and all charges or other amounts which the Tenant is obligated to pay to the Landlord under this Lease, other than the Base Rent.

4.3. Operating Costs.

4.3.1. Computation. Within one hundred twenty (120) days after the end of each calendar year during the Term, the Landlord shall compute the total of the Operating Costs incurred for the Building during such calendar year, and the Landlord shall allocate them to each separate rentable space within the

Building in proportion to the respective operating costs percentages assigned to such spaces; provided that anything in this subsection 4.3 to the contrary notwithstanding, wherever the Tenant and/or any other tenant of space within the Building has agreed in its lease or otherwise to provide any item of such services partially or entirely at its own expense, or wherever in the Landlord’s reasonable judgment any such significant item of expense is not incurred with respect to or for the benefit of all of the net rentable space within the Building, in allocating the Operating Costs pursuant to this subsection, the Landlord shall make an appropriate adjustment, using generally accepted accounting principles and/or sound commercial office lease management practices so as to avoid allocating to the Tenant or to such other tenant (as the case may be) those Operating Costs covering such services already being provided by the Tenant or by such other tenant at its own expense, or to avoid allocating to all of the net rentable space within the Project those Operating Costs incurred only with respect to a portion thereof, as aforesaid. The Tenant shall have the right to review the books and records of the Landlord (collectively, the “Project Operating Records”) with respect to the calculation of Operating Costs for the prior Lease Year at the Landlord’s office during normal business hours, at the Tenant’s sole expense, provided (i) the Tenant provides at least five (5) business days’ advance written notice to the Landlord of its desire to inspect the Project Operating Records, and (ii) such request is made within one hundred twenty (120) days after the Operating Costs Statement is delivered by the Landlord to the Tenant.

If, upon Tenant’s review of the Project Operating Records, it is ultimately determined that the Operating Costs were overstated by more than five percent (5%), then the reasonable cost of the review shall be paid for by Landlord. If during Tenant’s review of the Project Operating Records an error is uncovered, then Tenant may review the Project Operating Records relating to Operating Costs for the prior calendar year, and if the same error was made in such prior year, then the Operating Costs for such prior year shall be recalculated for such year and any overpayment to Tenant determined from the recalculation shall be paid to Tenant; provided, however, that if Operating Costs for the prior year had previously been reviewed by Tenant, no such second review shall be permitted.

4.3.2. Payment as Additional Rent. For each Operating Year, the Tenant shall pay as Additional Rent to the Landlord, in the manner provided herein, Tenant’s Share of Increased Operating Costs, subject to the “cap” described in the Section 1.1 definition. The Landlord shall send to the Tenant an annual statement setting forth the Operating Costs for the applicable calendar year. Tenant’s Share of Increased Operating Costs will not apply until commencement of the second full Operating Year of the Term unless an “unforeseen event” has occurred prior to such second full Operating Year. For purposes of this Section 4.3.2, an “unforeseen event” shall include things such as an extraordinary increase in utility rates or extreme maintenance costs due to inclement weather. In the case of an unforeseen event that occurs prior to the commencement of the second full Operating Year, Tenant shall be obligated to pay Tenant’s Share of Increased Operating Costs prior to the second full Operating Year as reasonably determined by Landlord.

4.3.3. Proration. If only part of any calendar year falls within the Term, the amount computed as Tenant’s Share of Increased Operating Costs for such calendar year under this subsection shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair the Tenant’s obligation hereunder to pay such prorated portion of Tenant’s Share of Increased Operating Costs for that portion of such calendar year falling within the Term, which amount shall be paid on demand).

4.3.4. Landlord’s Right to Estimate. Anything in this subsection to the contrary notwithstanding, the Landlord, at its reasonable discretion, may (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due under this subsection for any calendar year, (b) require the Tenant to pay to the Landlord for each calendar month during such year one twelfth (1/12) of such Additional Rent, at the time and in the manner that the Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving the Tenant written notice thereof, accompanied by a schedule setting forth in reasonable detail the expenses comprising the Operating Costs, as so estimated. In such event, the Landlord shall cause the actual amount of such Additional Rent to be computed and certified to the Tenant within one hundred twenty (120) days after the end of such calendar year. Any overpayment or deficiency in the Tenant’s payment of Tenant’s Share of Increased Operating Costs shall be adjusted between the Landlord and the Tenant; the Tenant shall pay the Landlord or the Landlord shall credit to the Tenant’s account (or, if such adjustment is at the end of the Term, the Landlord shall pay to the Tenant), as the case may be, within thirty (30) days after such notice to the Tenant, such amount necessary to effect such adjustment. The Landlord’s failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder.

4.4. When Due and Payable.

4.4.1. Base Rent. The Base Rent for any Lease Year shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during such Lease Year. In addition, if the Phase I Rent Commencement Date, Phase II Rent Commencement Date or Phase III Rent Commencement Date falls on a day other than the first day of a calendar month, then the Base Rent for the first month of the Term shall be prorated based on the number of days remaining in that month and such amount shall be due and payable on the applicable Phase I Rent Commencement Date, Phase II Rent Commencement Date or Phase III Rent Commencement Date, as applicable.

4.4.2. Additional Rent. Any Additional Rent accruing to the Landlord under this Lease, except as is otherwise set forth herein, shall be due and payable when the installment of Base Rent next falling due after such Additional Rent accrues and becomes due and payable, unless the Landlord makes written demand upon the Tenant for payment thereof at any earlier time, in which event such Additional Rent shall be due and payable at such time.

4.4.3. No Set-Off; Late Payment. Each such payment shall be made promptly when due, without any deduction or setoff whatsoever, and without demand, failing which the Tenant shall pay to the Landlord as Additional Rent, after the fifth (5th) day after such payment remains due but unpaid, a late charge equal to five percent (5%) of such payment which remains due but unpaid. In addition, any payment that is not paid by the tenth (10th) day after such payment is due shall bear interest at the Default Rate. Any payment made by the Tenant to the Landlord on account of Rent may be credited by the Landlord to the payment of any Rent then past due before being credited to Rent currently falling due. Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that the Landlord’s acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or the Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair the Landlord’s rights hereunder to be paid all of such amount then due, or in any other respect.

4.5. Where Payable. The Tenant shall pay the Rent, in lawful currency of the United States of America, to the Landlord by delivering or mailing it to the Landlord’s address which is set forth in section 20, or to such other address or in such other manner as the Landlord from time to time specifies by written notice to the Tenant.

4.6. Tax on Lease. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge directly or indirectly upon (a) the Landlord with respect to this Lease or the value thereof, (b) the Tenant’s use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any

other sum payable under this Lease, or (d) this transaction, then the Tenant shall pay the amount thereof as Additional Rent to the Landlord upon demand, unless the Tenant is prohibited by law from doing so, in which event the Landlord at its election may terminate this Lease by giving written notice thereof to the Tenant. This provision shall not apply to Taxes or to any form of charge or tax imposed in lieu of Taxes.

5. TAXES.

5.1. Payment. For each Tax Year, the Tenant shall pay to the Landlord, in the manner provided herein, Tenant’s Share of Increased Taxes. Tenant’s Share of Increased Taxes will not apply until the commencement of the second full Tax Year unless an “unforeseen event” has occurred prior to such second full Tax Year. For purposes of this Section 5.1, an “unforeseen event” shall include things such as an increase in the rate of taxation or an increase in the assessment beyond that first established to reflect the complete rehabilitation of the Building and the occupancy of the Premises by Tenant. In the case of an unforeseen event that occurs prior to the commencement of the second full Tax Year, Tenant shall be obligated to pay Tenant’s Share of Increased Taxes prior to the second full Tax Year as reasonably determined by Landlord.

5.2. Proration. If only part of any Tax Year falls within the Term, the amount computed as Tenant’s Share of Increased Taxes for such Tax Year under this subsection shall be prorated in proportion to the portion of such Tax Year falling within the Term (but the expiration of the Term before the end of a Tax Year shall not impair the Tenant’s obligations hereunder to pay such prorated portion of Tenant’s Share of Increased Taxes for that portion of such Tax Year falling within the Term, which amount shall be paid on demand).

5.3. Method of Payment. Tenant’s Share of Increased Taxes shall be paid by the Tenant, at the Landlord’s election (i) in advance, in equal monthly installments in such amounts as are estimated and billed for each Tax Year by the Landlord at the commencement of the Term and at the beginning of each successive Tax Year during the Term, each such installment being due on the first day of each calendar month or (ii) in a lump sum, following the Landlord’s receipt of the tax bill for the Tax Year in question, and calculation of Tenant’s Share of Increased Taxes with respect thereto. If the Landlord has elected that the Tenant pay Tenant’s Share of Increased Taxes in installments, in advance, then, at any time during a Tax Year, the Landlord may re-estimate Tenant’s Share of Increased Taxes and thereafter adjust the Tenant’s monthly installments payable during the Tax Year to reflect more accurately Tenant’s Share of Increased Taxes. Landlord shall provide Tenant with reasonable explanation of the Landlord’s calculation of Tenant’s Share of Increased Taxes including assumptions for the increase. Within ninety (90) days after the Landlord’s receipt of tax bills for each Tax Year, the Landlord will notify the Tenant of the amount of Taxes for the Tax Year in question and the amount of Tenant’s Share of Increased Taxes thereof. Any overpayment or deficiency in the Tenant’s payment of Tenant’s Share of Increased Taxes for each Tax Year shall be adjusted between the Landlord and the Tenant; the Tenant shall pay the Landlord or the Landlord shall credit to the Tenant’s account (or, if such adjustment is at the end of the Term, the Landlord shall pay the Tenant), as the case may be, within thirty (30) days after such notice to the Tenant, such amount necessary to effect such adjustment. The Landlord’s failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder.

5.4. Taxes on Rent. In addition to Tenant’s Share of Increased Taxes, the Tenant shall pay to the appropriate agency any sales, excise and other tax (not including, however, the Landlord’s income taxes) levied, imposed or assessed by the State of Maryland or any political subdivision thereof or other taxing authority upon any Rent payable hereunder. The Tenant shall also pay, prior to the time the same shall become delinquent or payable with penalty, all taxes imposed on its inventory, furniture, trade fixtures, apparatus, equipment, leasehold improvements installed by the Tenant or by the Landlord on behalf of the Tenant and any other property of the Tenant.

5.5. Tax Reduction/Contest. Upon written request by Tenant given with respect to any Tax Year during the Term and provided that Tenant is leasing fifty percent (50%) or more of the Building, Landlord shall (i) contest the tax assessment for such Tax Year or (ii) apply for a rebate or a reduction in Taxes. Any rebate or reduction in Taxes that are achieved by Landlord as a result of any proceeding shall be applied proportionately as a credit and adjustment to Tenant’s Share of Increased Taxes, after deducting Landlord’s reasonable expenses including without limitation, reasonable attorneys’ fees and disbursements in connection with such proceeding. If Tenant is to receive such a rebate, credit or reimbursement and such rebate, credit or reimbursement exceeds Tenant’s payment obligation for Tenant’s Share of Increased Taxes for such Tax Year, Tenant shall be credited such savings against Tenant’s future payments of Tenant’s Share of Increased Taxes for each Tax Year thereafter until the amount of such savings is exhausted.

5.6. Tax Credits. Landlord agrees to apply for Enterprise Zone tax credits for the Project. If the Project qualifies for such tax credits, such credits will inure to Tenant’s benefit by virtue of lower Taxes. In addition, if Landlord chooses to utilize tax increment financing for the Project, Tenant shall not be responsible for any special taxes or taxes payable in connection with a special taxing district.

6. USE OF PREMISES.

6.1. Nature of Use. The Tenant shall use the Premises for general office purposes, a showroom, a retail store for the purpose of offering for sale Under Armour products, and any other uses consistent with Tenant’s business operations set forth below, but for no other purpose without Landlord’s prior written consent.

The parties acknowledge that Landlord has received approval from the Board of Municipal and Zoning Appeals to use the Premises for office, showroom and retail uses. Tenant has advised Landlord that Tenant intends to use the Premises as follows: 90,294 rentable square feet of office space, 40,904 square feet of showroom space and 7,000 rentable square feet of retail space (“Tenant’s Program”). Based on Tenant’s Program, Landlord has received approval for 319 parking spaces at the Project for Tenant’s use (the “Required Parking Spaces”). Tenant shall have the right to change Tenant’s Program during the Term, but Tenant shall be responsible, at its sole cost and expense, for securing any permits, approvals (zoning or otherwise) and/or additional parking spaces (over and above the Required Parking Spaces) resulting from such change in Tenant’s Program. Landlord agrees to cooperate with Tenant, at no expense to the Landlord, in securing any such permits and/or parking spaces, provided that any change to Tenant’s Program does not conflict with such of Landlord’s plans for the Project as disclosed and described to Tenant.

6.2. Compliance with Law and Covenants.

(a) The Tenant, throughout the Term and at its sole expense, in its use and possession of the Premises, shall:

(i) comply promptly and fully with all Legal Requirements applicable to the Premises;

(ii) pay when due all personal property taxes, income taxes, license fees and other taxes assessed, levied or imposed upon the Tenant or any other person in connection with the operation of Tenant’s business upon the Premises or its use thereof in any other manner; and

(iii) not obstruct, annoy or interfere with the rights of other tenants.

(b) Notwithstanding the provisions of Section 6.2(a), Tenant, at its own cost and expense, may contest, in any manner permitted by law (including appeals to a court, or governmental department or authority having jurisdiction in the matter), the validity or the enforcement of any Legal Requirements with which Tenant is required to comply pursuant to this Lease, and may defer compliance therewith provided that:

(i) such non-compliance shall not have a material adverse affect on Landlord, any Mortgagee, the Building, or the Project (by way of example, non-compliance resulting in fines, revocation of any permits or certificates of occupancy, civil or criminal prosecution, or which would subject the Building to sale shall be deemed material for purposes of this subsection);

(ii) Tenant shall indemnify Landlord against any actual cost or any injury resulting from such non-compliance; and

(iii) Tenant shall promptly, reasonably diligently and continuously prosecute such contest.

At Tenant’s request, Landlord shall cooperate with Tenant and execute any documents or pleadings required for such purpose, provided that Landlord shall reasonably be satisfied that the facts set forth in any such documents or pleadings are accurate.

6.3. Landlord’s Obligation. Landlord represents and warrants that as of the Phase III Rent Commencement Date, the Building and the Premises shall be in compliance with all Legal Requirements. Thereafter, except for Tenant obligations pursuant to Section 6.2 above, Landlord shall comply with all Legal Requirements which are applicable to any or all of the Building or the Common Areas, or imposed by any policy of insurance regarding the Building, other than Tenant’s policy covering its interest in the Premises.

6.4. Mechanics’ Liens. Without limiting the generality of the foregoing provisions of this section, the Tenant shall not create or permit to be created, and if created shall discharge or have released, any mechanics’ or materialmens’ lien arising while this Lease is in effect and affecting any or all of the Premises, the Building and/or the Project, and the Tenant shall not permit any other matter or thing whereby the Landlord’s estate, right and interest in any or all of the Premises, the Building and/or the Project might be impaired. The Tenant shall defend, indemnify and hold harmless the Landlord against and from any and all liability, claim of liability or expense (including but not limited to that of reasonable attorneys’ fees) incurred by the Landlord on account of any such lien or claim.

Notwithstanding the foregoing provision, Tenant shall not be responsible for any mechanics’ or materialmen’s lien arising from work that is the responsibility of Landlord under this Lease or otherwise. The Landlord shall discharge or have released any such mechanics’ or materialmen’s lien arising while this Lease is in effect and affecting any or all of the Premises, the Building and/or the Project, and the Landlord shall not permit any other matter or thing whereby the Tenant’s estate, right and interest in any or all of the Premises, the Building and/or the Project might be impaired. The Landlord shall defend, indemnify and hold harmless the Tenant against and from any and all liability, claim of liability or expense (including but not limited to that of reasonable attorneys’ fees) incurred by the Tenant on account of any such lien or claim.

6.5. Signs. Landlord and Tenant shall work together in good faith to design signage and branding for the Building and Bridge. All costs for design and installation of signage, branding and related lighting (and all permits required to be obtained by Tenant related thereto) shall be at Tenant’s sole cost and expense and subject to Landlord’s prior written consent. Tenant shall also pay all costs of de-installation of such signs at the expiration or earlier termination of the Lease and for any repairs to the Building, Bridge and Project after such de-installation.

6.6. License.

6.6.1. Grant of License. The Landlord hereby grants to the Tenant a non-exclusive license to use (and to permit its officers, directors, agents, employees and invitees to use), in the course of conducting business at the Premises, the Common Areas. Landlord will maintain in good order and condition the Common Areas and will perform such repairs and maintenance as may be required.

6.6.2. Non-Exclusive License. Such license shall be exercised in common with the exercise thereof by the Landlord, the other tenants or occupants of the Project, and their respective officers, directors, agents, employees and invitees.

6.6.3. Parking Areas; Changes.

(a) Subject to compliance with the Radius Requirement and providing the Required Parking Spaces, the Landlord reserves the right to change the entrances, exits, traffic lanes, boundaries and locations of the Parking Areas. The Landlord reserves the right to designate for the specific account of the Tenant, and/or of other tenants of the Project, specific parking areas or spaces constructed around, within or under the Project. All Parking Areas and facilities which may be furnished by the Landlord in or near the Project, including any employee parking areas, truckways, loading docks, pedestrian sidewalks and ramps, landscaped areas and other areas and improvements which may be provided by the Landlord for the Tenant’s exclusive use or for general use, in common with other tenants, their officers, agents, employees and visitors, shall at all times be subject to the Landlord’s exclusive control and management, and the Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect thereto. The Landlord shall have the right to (i) police the Common Areas, (ii) establish and from time to time to change the level of parking surfaces, (iii) close all or any portion of the Common Areas to such extent as, in the opinion of the Landlord’s counsel, may be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, (iv) close temporarily all or any portion of the Common Areas, (v) discourage non-tenant parking, and (vi) do and perform such other acts in and to the Common Areas as, in the use of good business judgment, the Landlord determines to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees and visitors. The Tenant shall cause its employees to park their automobiles only in the Under Armour Parking Area (as defined below) or in such relocated Parking Area as Landlord from time to time may designate by written notice to the Tenant as provided in Section 6.6.3(b) below, and the Tenant shall not use or permit the use of any of the Common Areas in any manner which will obstruct the driveways or throughways serving the Parking Areas or any other portion of the Common Areas allocated for use of others.

(b) Upon completion of the Phase I Premises, Landlord shall provide Tenant with forty (40) of the Required Parking Spaces. Upon completion of the Phase II Premises, Landlord shall provide Tenant with an additional one hundred (100) of the Required Parking Spaces. Upon completion of the Phase III Premises, Landlord shall provide Tenant with the remainder of the Required Parking Spaces.

The Required Parking Spaces shall initially be located in the Parking Areas shown on Exhibit F (the “Under Armour Parking Area”), and Tenant shall have exclusive use of the Required Parking Spaces in the Under Armour Parking Area for its employees and visitors. Landlord shall have the right to relocate all or any portion of the Under Armour Parking Area during the Term, provided that Landlord delivers at least five (5) days prior written notice to Tenant and provided further that the relocated Parking Area shall at all times be located within 1,000 feet of any portion of the Premises (the “Radius Requirement”). Landlord shall designate exclusive parking spaces for Tenant’s employees within such relocated Parking Area. Tenant agrees to pay to Landlord $[***] per actual parking space provided to Tenant, per month (collectively, the “Parking Rent”). The Parking Rent shall escalate by [***] percent ([***]%) annually commencing with the second Lease Year [***]

The Parking Rent shall be deemed Additional Rent and payable in accordance with Section 4.4.2. At Landlord’s request, Tenant shall provide license plate numbers for its employees and otherwise cooperate with Landlord’s management of the Parking Areas, which may include attended parking service. Except as provided above, all operating costs and expenses, including Taxes, incurred in connection with the Parking Areas shall be excluded from Operating Costs. Notwithstanding the foregoing, Tenant acknowledges and agrees that the church members from the Christ United Church of Christ at 1308 Beason Street located adjacent to the Project may park in the surface parking spaces at the Project in the evenings during the week (i.e. 6:00 p.m. or later, but not beyond 2:00 a.m. the next morning) and on the weekends (until 2:00 a.m. Monday morning), provided that Landlord will be responsible for policing and enforcing such limited usage rights.

6.6.4. Alterations. The Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, Parking Areas, and other public areas of the Building (collectively referred to herein as the “Overflo Alterations”), and (ii) to construct additional improvements on the Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings adjoining the same; provided, however, that no such change or alteration shall deprive the Tenant of access to the Premises. To the extent that any Overflo Alteration materially impacts Tenant’s right to use the Premises as contemplated in this Lease, Tenant shall have the right to review and approve such Overflo Alteration, such approval not to be unreasonably withheld. The alterations made in accordance with this Section shall not be included in Operating Costs. Tenant hereby agrees that any future subdivision of the Project, so as to create two or more separate subdivided lots within the Project, shall not be deemed an Overflo Alteration, and Tenant, therefore, shall have no approval rights over any such future subdivision; provided, however, that such waiver does not apply to any improvements made or to be made to the subdivided lots that will conflict with the terms of this Lease.

6.6.5. Use of Common Areas.

(a) The Landlord shall at all times have full and exclusive control, management and direction of the Common Areas.

(b) The Tenant shall maintain in a neat and clean condition any refuse collection area within the Premises. Tenant shall not place or maintain anywhere within the Project, other than within the area which may be designated by Landlord from time to time as such refuse collection area, any trash, garbage or other items, except as may otherwise be expressly permitted by this Lease.

6.7. Liability of Landlord. Except as to extent covered by insurance that Landlord is required to maintain in accordance with this Lease, the Landlord and its agents and employees shall not be liable to the Tenant or any other person whatsoever (a) for any injury to person or damage to the Project caused by any defect in or failure of equipment, pipes, wiring or broken glass, or the backing up of any drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises, or (b) for any loss or damage that may be occasioned by or through the acts or omissions of any other tenant of the Project or of any other person whatsoever, in each case other than due to the gross negligence or willful misconduct of the Landlord or its employees or agents or contractors.

6.8. Floor Load. The Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry which is 100 lbs. per square foot. The Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment, and to prescribe the reinforcing necessary, if any, which in the opinion of the Landlord may be required under the circumstances, such reinforcing to be at the Tenant’s sole expense. Business machines and mechanical equipment shall be placed and maintained by the Tenant in settings sufficient in the Landlord’s judgment to absorb and prevent vibration and noise, and the Tenant shall, at its sole expense, take such steps as the Landlord may direct to remedy any such condition.

6.9. Hazardous Materials. The Tenant warrants and agrees that the Tenant shall not, except in compliance with applicable law, cause or permit any Hazardous Material (defined below) to be brought upon, kept or used in or about the Premises by the Tenant, its agents, employees, contractors or invitees. If the Tenant breaches the obligations stated in the preceding sentence, then the Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, the Building and the Project generally, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building or the Project generally, damages from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees) which arise during or after the Term as a result of such contamination. Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any Hazardous Material brought upon the Premises, and all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Hazardous Materials brought upon the Premises. For purposes of this Lease, the term “Hazardous Materials” shall mean pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

Landlord shall indemnify, defend and hold harmless Tenant from all claims of every kind and all costs associated therewith arising out of the presence or release of any Hazardous Material at the Project prior to the date hereof or caused by Landlord or Landlord’s agents, employees or contractors, including the remediation thereof.

7. INSURANCE AND INDEMNIFICATION.

7.1. Insurance. At all times from and after the earlier of (i) the entry by the Tenant into the Phase I Premises, the Phase II Premises, the Phase III Premises or the Bridge, as applicable, or (ii) the Phase I Rent Commencement Date, the Phase II Rent Commencement Date or the Phase III Rent Commencement Date, as applicable, the Tenant shall take out and keep in full force and effect, at its expense:

(a) commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, which limit may be reasonably increased by Landlord to reflect changing legal liability standards;

(b) special form property insurance written at full replacement cost value and with replacement cost endorsement in an amount not less than Two Million Dollars ($2,000,000.00) covering all of Tenant’s property, except for improvements which are part of the Landlord’s Work;

(c) worker’s compensation or similar insurance in form and amounts required by law; and

(d) such other insurance in such types and amounts as Landlord may reasonably require, provided that such other insurance is in accordance with standards generally accepted for comparable buildings in the downtown Baltimore area.

7.2. Tenant’s Contractor’s Insurance. The Tenant shall require any contractor of the Tenant performing work in, on or about the Premises or the Bridge to take out and keep in full force and effect, at no expense to the Landlord, such insurance as Landlord may reasonably require.

7.3. Policy Requirements.

7.3.l. The company or companies writing any insurance which the Tenant is required to take out and maintain or cause to be taken out or maintained pursuant to subsections 7.1 and/or 7.2, as well as the form of such insurance, at all times be subject to the Landlord’s approval, and any such company or companies shall be licensed to do business in the State of Maryland and have a rating of at least A or better and a financial size rating of X or larger from Best’s Key Rating Guide and Supplemental Service (or comparable rating from a comparable insurance rating service). Public liability and all-risk casualty insurance policies evidencing such insurance shall name the Landlord and/or its designees (including, without limitation, any Mortgagee) as additional insureds, shall be primary and noncontributory, and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled, materially changed (i.e. if such change would reduce the insurance coverage required hereunder), terminated or not renewed except after thirty (30) days’ advance written notice to the Landlord and/or such designees.

7.4. Indemnities by Tenant and Landlord.

7.4.1. Notwithstanding any policy or policies of insurance required of the Tenant, the Tenant, for itself and its successors and assigns, to the extent permitted by law, shall defend, indemnify and hold harmless the Landlord, the Landlord’s agents and any Mortgagee against and from any and all liability or claims of liability by any person asserted against or incurred by the Landlord and/or such agent or Mortgagee in connection with (i) the use, occupancy, conduct, operation or management of the Premises or the Bridge by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; (ii) any work or thing whatsoever done or not done on the Premises or the Bridge during the Term performed by Tenant, its employees, agents or contractors; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Tenant or any of its agents, contractors, servants, employees, licensees, suppliers, materialmen or invitees during the Term; (iv) any negligent, intentionally tortuous or other act or omission by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; or (v) any injury to or death of any person or any damage to any property occurring upon the Premises or the Bridge that is not the result of a condition existing before the execution of this Lease (whether or not such event results in the termination of this Lease), and from and against all costs, expenses and liabilities incurred in connection with any claim, action, demand, suit at law, in equity or before any administrative tribunal, arising in whole or in part by reason of any of the foregoing (including, by way of example rather than of limitation, the reasonable fees of attorneys, investigators and experts), all regardless of whether such claim, action or proceeding is asserted before or after the expiration of the Term or any earlier termination of this Lease.

7.4.2. If any such claim, action or proceeding is brought against the Landlord and/or any agent or Mortgagee, the Tenant, if requested by the Landlord or such agent or Mortgagee, and at the Tenant’s expense, promptly shall resist or defend such claim, action or proceeding or cause it to be resisted or defended by an insurer. The Landlord, at its option, shall be entitled to participate in the selection of counsel, settlement and all other matters pertaining to such claim, action or proceeding, all of which shall be subject, in any case, to the prior written approval of the Landlord.

7.4.3. Subject to the provisions of subsection 7.8, the Landlord for itself and its successors and assigns, to the extent permitted by law, shall defend, indemnify and hold harmless the Tenant and the Tenant’s agents from any and all liability or claims of liability by any person asserted against or incurred by the Tenant and/or such agent in connection with (i) the use, occupancy, conduct, operation or management of the Building or the Common Areas by the Landlord or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; (ii) any work or thing whatsoever done or not done in the Building or the Common Areas during the Term performed by Landlord, its employees, agents or contractors which are Landlord’s obligations hereunder; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Landlord or any of its agents, contractors, servants, employees, licensees, suppliers, materialmen or invitees during the Term; (iv) any negligent, intentionally tortious or other act or omission by the Landlord or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; or (v) any injury to or death of any person or any damage to any property occurring in the Common Areas, in each instance caused by Landlord, its employees, agents or contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees, and from and against all costs, expenses and liabilities incurred in connection with any claim, action, demand, suit at law, in equity or before any administrative tribunal, arising in whole or in part by reason of any of the foregoing (including, by way of example rather than of limitation, the fees of attorneys, investigators and experts), all regardless of whether such claim, action or proceeding is asserted before or after the expiration of the Term or any earlier termination of this Lease; provided, however, Landlord’s obligations under this Section shall not apply to injury or damage resulting from the negligence or willful misconduct of Tenant, its agents or employees, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees.

7.5. Landlord Not Responsible for Acts of Others. The Landlord shall not be responsible or liable to the Tenant, or to those claiming by, through or under the Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying or using space adjoining the Premises or any part of the premises adjacent to or connecting with the Premises or any other part of the Building or the Project, or for any loss or damage resulting to the Tenant (or those claiming by, through or under the Tenant) or its or their property, from (a) the breaking, bursting, stoppage or leaking of electrical cable and/or wires, or water, gas, sewer or steam pipes, (b) falling plaster, or (c) dampness, water, rain or snow in any part of the Building except in the case where Tenant has duly notified the

Landlord of such problem and Landlord has the obligation under this Lease to correct such problem and has failed to take remedial action in a timely manner. To the maximum extent permitted by law, the Tenant agrees to use and occupy the Premises, and to use such other portions of the Project as the Tenant is herein given the right to use, at the Tenant’s own risk.

The Landlord is not obligated to protect from the criminal acts of third parties the Tenant, Tenant’s agents, customers, invitees or employees, the Premises or the property of Tenant or any property of any of Tenant’s agents, customers, invitees or employees. Tenant hereby acknowledges that Tenant has the sole responsibility for the protection of the Premises, the Tenant’s property and the Tenant’s customers, agents, invitees and employees. Tenant acknowledges that, if Landlord shall provide security guards for the Common Areas, Landlord does not represent, guarantee, or assume responsibility that Tenant will be secure from any claims or causes of action relating to such security guards.

7.6. Landlord’s Insurance. During the Term, the Landlord shall maintain, in commercially reasonable amounts, (a) insurance on the Project against loss or damage by fire and all of the hazards included in the extended coverage endorsement at full replacement cost value, (b) comprehensive liability and property damage insurance with respect to the Common Areas, against claims for personal injury or death, or property damage suffered by others occurring in, on or about the Project, and (c) any other insurance, in such form and in such amounts as are deemed reasonable by the Landlord, including, without limitation, rent continuation and business interruption insurance, theft insurance and workers’ compensation, flood and earthquake, and boiler and machinery insurance. The costs and expenses of any and all insurance carried by the Landlord pursuant to the provisions of this subsection 7.6 shall be deemed a part of Operating Costs.

7.7. Increase in Insurance Premiums. The Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises, the Building or the Project which will contravene the Landlord’s policies of hazard or liability insurance or which will prevent the Landlord from procuring such policies from companies acceptable to the Landlord. If anything done, omitted to be done, or suffered by the Tenant to be kept in, upon or about the Premises, the Building or the Project shall cause the rate of fire or other insurance on the Premises, the Building or the Project to be increased beyond the minimum rate from time to time applicable to the Premises or to any such other property for the use or uses made thereof, the Tenant shall pay to the Landlord, as Additional Rent, the amount of any such increase upon the Landlord’s demand therefor.

7.8. Waiver of Right of Recovery. To the extent that any loss or damage to the Premises, the Building, the Project, any building, structure or other tangible property, or resulting loss of income, or losses under workers’ compensation laws and benefits, are covered by insurance, neither party shall be liable to the other party or to any insurance company insuring the other party (by way of subrogation or otherwise), even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees.

8. SERVICES AND UTILITIES.

8.1 Landlord shall provide the following services and utilities during normal business hours(as defined below) except Sundays and federal and state holidays, or unless otherwise stated below. Cost of such services shall be included as an Operating Cost or paid by Tenant in accordance with Section 8.2 below.

(i)	when necessary during normal business hours, central heating and air conditioning in the Common Areas at temperature levels customary for comparable office buildings in the immediate vicinity ;

(ii)	water and sanitary sewer services;

(iii)	electric service, subject to Tenant’s obligation to pay the costs of such service in accordance with Section 8.2;

(iv)	janitorial services five business days per week; and

(v)	one passenger elevator and one freight elevator in the Building, to be used by Tenant, except for the occasion of a temporary repair or replacement of the elevators.

“Normal business hours” for purposes of clause (a) above shall be deemed to mean the periods from 8:00 a.m. until 6:00 p.m. on business days (Monday through Friday) and from 8:00 a.m. until 1:00 p.m. on Saturdays and for such additional periods as Tenant may operate a retail store on the Premises. Tenant shall nonetheless have access to the Premises and elevators seven (7) days a week, twenty-four (24) hours a day, subject to and in accordance with any security procedures that Landlord may have in place under the Rules and Regulations.

Landlord and Tenant agree that if Tenant requires janitorial services in the Bridge, Landlord, upon written notification by Tenant requesting same, shall provide such services and Tenant shall pay the costs associated therewith as Additional Rent.

8.2 Tenant shall pay all costs of Tenant Electric, including all actual costs of after-hours HVAC service used by Tenant. Electric current supplied to or used in the Premises shall be directly measured by a separate meter and shall be set at the rate prevailing for Tenant’s class of use as established by the company or companies chosen by Landlord or its designee to provide electricity to the Premises. Upon reasonable prior notice, Landlord or its designated electric service provider may have access to the Premises to install equipment necessary to deliver electric service to the Premises or the Building provided that Landlord or the utility company shall restore the Premises to its condition prior to the commencement of such work. Landlord reserves the right to switch electricity providers, if legally permissible, at any time. Landlord shall not be liable to Tenant for damages arising as a result of service interruptions caused by any electric service provider.

8.3 Any failure by the Landlord to furnish any of the foregoing services or utilities, resulting from circumstances beyond the Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render the Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of the Tenant, nor cause an abatement of rent hereunder, nor relieve the Tenant from any of its obligations hereunder, unless caused by Landlord or its affiliates, agents, employees and/or contractors. If any public utility or governmental body shall require the Landlord or the Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, the Landlord and the Tenant shall comply with such requirements, whether or not the services and utilities referred to in this section 8 are thereby reduced or otherwise affected, without any liability on the part of the Landlord to the Tenant or any other person or any reduction or adjustment in rent payable hereunder. The Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by the Landlord to provide the services and utilities referred to in this Section 8 to the Tenant and other tenants in the Building.

8.4 Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Premises beyond normal office uses. If Tenant desires to install any equipment which shall require additional utility facilities or utility facilities of a greater capacity than the facilities existing, such installation shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications therefor. If such installation is approved by Landlord and if Landlord provides such additional facilities to accommodate Tenant’s installation, Tenant agrees to pay Landlord, on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity. Landlord shall not be responsible for providing any meters or other devices for the measurement of utilities supplied to the Premises. In addition, if Tenant requires lighting other than the standard lighting provided by Landlord for the Building, Tenant shall be required to pay Landlord on demand for the additional costs of such lighting, including light bulb replacement.

8.5 Landlord shall cause to be operated a trash removal service for the Project, the costs and expenses of which shall be a part of Operating Costs. In the event that Tenant’s use of the Premises requires trash removal services in excess of that required for standard office tenants, Tenant shall pay to Landlord, as additional rent all costs and expenses in excess of the trash removal costs which are attributable to such excess usage.

9. REPAIRS AND MAINTENANCE.

9.1. Landlord’s Duty to Maintain Structure. The Landlord shall maintain or cause to be maintained in good operating condition the structure of the Building and shall be responsible for structural repairs to the exterior walls, load bearing elements, foundations, roofs, structural columns and structural floors with respect thereto, and the Landlord shall make all required repairs thereto, provided, however, that if the necessity for such repairs shall have arisen, in whole or in part, from the negligence or willful acts or omissions of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, or by any unusual use of the Premises by the Tenant, then the Landlord may collect the cost of such repairs, as Additional Rent, upon demand. The Landlord shall provide the maintenance for all pipes and conduits and all mechanical, electrical, HVAC and plumbing systems contained within the Premises so that such pipes, conduits and systems remain in good, safe, clean and sanitary condition, the costs of which shall be Operating Costs.

9.2. Tenant’s Duty to Maintain Premises.

9.2.1. Except as provided in subsection 9.1, the Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in a good, safe, clean and sanitary condition consistent with the operation of a first-class office building, and in compliance with all Legal Requirements with respect thereto. Except as provided in subsection 9.1, all injury, breakage and damage to the Premises (and to any other part of the Building and/or the Project, if caused by any act or omission of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors) shall be repaired or replaced by the Tenant at its expense.

9.2.2. The Tenant shall keep the Premises in a neat, clean and orderly appearance to a standard of cleanliness and hygiene reasonably satisfactory to the Landlord, normal wear and tear excepted. The Tenant shall surrender the Premises at the expiration of the Term or at such other time as the Tenant may vacate the Premises in accordance with Section 3.4 of the Lease.

10. IMPROVEMENTS.

10.1. Base Building and Initial Tenant Improvements.

(a) Initial Tenant Improvements. The Landlord shall, at its sole cost and expense, make the improvements to the Premises which are set forth in the work letter and plans and specifications listed in Exhibit C (the “Landlord’s Work”) in accordance with both such work letter and plans and specifications listed in Exhibit C and all Legal Requirements.

(i) Landlord shall comply in all material respects with all Legal Requirements applicable to the construction of the Landlord’s Work, including obtaining all permits and approvals and any costs and expense thereof shall be Landlord’s responsibility.

(ii) All work to the Premises not included in Landlord’s Work (the “Tenant’s Work”) shall be Tenant’s responsibility and all costs related thereto shall be borne solely by Tenant (the “Tenant Costs”), provided that Landlord will reimburse Tenant for material increases in Tenant Costs to the extent Tenant can demonstrate that the increased Tenant Costs are third party costs and such increase is a result of a delay by Landlord that persists beyond the Grace Period (as defined in Section 17.4(b)) in the performance of Landlord’s Work. Tenant Costs shall be funded by Tenant, at Tenant’s option, either directly or through payment of “Tenant Improvement Rent.” “Tenant Improvement Rent” shall be calculated as an amount payable monthly and sufficient to amortize the Tenant Costs over the Original Term at an annual interest rate of [***] percent ([***]%). Tenant Improvement Rent may be prepaid at any time, with interest calculated as follows: (A) as to the Tenant Improvement Rent for the Phase I Premises, interest shall be calculated from the Phase I Rent Commencement Date through the date of prepayment, (B) as to the Tenant Improvement Rent for the Phase II Premises, interest shall be calculated from the Phase II Rent Commencement Date to the date of prepayment, and (C) as to the Tenant Improvement Rent for the Phase III Premises, interest shall be calculated from the Phase III Rent Commencement Date through the date of prepayment.

(iii) Landlord shall provide basic design programming for the Premises using the services of Morris & Ritchie Associates, Inc. for base building, architectural, mechanical, electrical and plumbing design, but shall not provide Tenant programming, interior design, selection of Tenant specialties, finishes, signage, branding or exterior improvements beyond those described in Exhibit C. All such costs beyond those described in Exhibit C shall be borne by Tenant. General contracting for Tenant’s Work shall be by Struever Bros. Eccles & Rouse, Inc., with general conditions and fee to be calculated at [***] percent ([***]%) of the cost of Tenant’s Work.

(iv) Except as set forth in Exhibit C, Landlord shall use new building standard materials, quantities and procedures to construct and complete the Landlord’s Work, and shall perform all work in a good and workmanlike manner. Landlord, at Landlord’s sole cost and expense, shall complete the Punch List items in accordance with Section 10.1(a)(vi) hereof, including Landlord’s obligation to pay for any applicable general conditions in connection with the completion of the Punch List. Landlord shall (A) provide Tenant with full and complete information on all warranties and guaranties relating to the Landlord’s Work, and (B) promptly after written notice thereof given within the one (1) year period after Substantial Completion of the Landlord’s Work as to the applicable phase of the Premises, cure any and all defects in the Landlord’s Work at Landlord’s sole cost and expense. This is in addition to any obligation on Landlord under this Lease to make repairs.

(v) Tenant shall review and either approve or notify Landlord of its proposed changes, if any, to the work letter and plans and specifications listed in Exhibit C within seven (7) days of Tenant’s receipt thereof. Any proposed changes must be accompanied by a good faith estimate of the costs related thereto. If the Tenant fails to respond within such seven (7) day period, such work letter and plans and specifications shall be deemed approved. Landlord shall make any reasonable changes to such work letter and/or plans and specifications timely requested by the Tenant and necessary to make the plans and specifications conform to Exhibit C or the work letter as the case may be. Tenant agrees to deliver the design development drawings and construction drawings for the Premises in accordance with that certain schedule as set forth on Exhibit E (the “Schedule of Deliveries”). Tenant acknowledges that if Tenant fails to make such deliveries to Landlord within the times specified as set for on the Schedule of Deliveries, delivery of the Premises may be delayed and Landlord shall not be responsible to Tenant for costs incurred by Tenant resulting from a delay in delivery of the Premises.

(vi) Within five (5) business days after Landlord has notified Tenant that Landlord has achieved Substantial Completion of the Landlord’s Work (whether or not Tenant is then in possession of some or all of the Premises), Landlord and Tenant shall prepare the Punch List. Landlord shall immediately commence to complete or correct the items on the Punch List. Landlord shall complete all Punch List items within three (3) months following Substantial Completion, unless such item(s) cannot be completed within such time frame because of its nature, or as a result of a force majeure event, in which case the Landlord shall notify Tenant in writing of such uncompleted items and diligently work to complete such item(s) within a reasonable time thereafter. Failure to complete the Punch List items within three (3) months, unless excused per the prior sentence, will entitle Tenant to withhold, until such work is completed, Base Rent equal to [***] percent ([***]%) of Tenant’s estimate of the cost required to complete the Punch List items. If after an additional three (3) months, Punch List items not otherwise excused or properly deferred have not been completed, Tenant may at any time perform such work on its own and use the withheld Base Rent in full payment therefore. Upon request of either party, the foregoing procedure for establishing a Punch List and completing the Punch List items may be applied to one or more phases of the Premises as each is Substantial Completed. Tenant’s taking possession of the Premises and acceptance of the Premises shall not constitute a waiver of any warranty or of any defect in regard to Landlord’s Work (“construction defect”). All work and equipment included in Landlord’s Work shall be warranted by Landlord for a period of one (1) year after Substantial Completion of the Landlord’s Work as to the applicable phase of the Premises. Landlord shall be responsible for causing the correction or remedy of any construction defects covered by such warranty or warranties within the one (1) year period after Substantial Completion of the Landlord’s Work as to the applicable phase of the Premises. In addition, Landlord will assign to Tenant any manufacturer’s warranties associated with equipment forming part of Landlord’s Work but only for such equipment that Tenant is responsible for maintaining and repairing pursuant to the terms of this Lease.

(b) Delivery of Bridge. Landlord shall deliver the Bridge to Tenant in its “as is” condition, and provide Tenant with a structural assessment of the Bridge prior to execution of this Lease. Any and all costs associated with Tenant’s use of the Bridge, including all maintenance costs (capital or otherwise) shall be borne solely by the Tenant. At the expiration or earlier termination of this Lease, Tenant shall return the Bridge to the Landlord, provided that the Bridge need not be in any better condition than as Tenant received the Bridge at the commencement of the Term.

(c) Construction. As of the date of this Lease, Tenant acknowledges that the Building and the Project are under construction by the Landlord and that, during such construction, disruptions and inconveniences to the Tenant may occur. During the construction and renovation of the Building and the Project, Tenant agrees to provide Landlord with any and all access to the Premises as is necessary for Landlord to complete the construction and renovation of the Building and the Project, provided however, Landlord agrees to use its best efforts to minimize any and all disruption and inconveniences to the Tenant. In addition, Tenant agrees to follow the rules and regulations with respect to a site under construction, including, but not limited to, following all safety guidelines posted around or in construction areas.

10.2. Tenant Alterations. The Tenant shall not make any alteration, improvement or addition in the aggregate costing more than Fifty Thousand Dollars ($50,000) (collectively “Alterations”) to the Premises without first:

(i) presenting to the Landlord plans and specifications therefor and obtaining the Landlord’s written consent thereto (which shall not, in the case of (1) non-structural interior Alterations, or (2) Alterations which would not affect any electrical, mechanical, plumbing or other Building systems, be unreasonably withheld so long as such Alterations will not violate applicable law or the provisions of this Lease, or impair the value of the Premises, the Building or the rest of the Project or be visible from the exterior of the Building) and

(ii) obtaining any and all governmental permits or approvals for such Alterations, which are required by applicable law; provided, that (1) any and all contractors or workmen performing such Alterations must first be approved by the Landlord, (2) all work is performed in a good and workmanlike manner in compliance with all applicable codes, rules, regulations and ordinances, and (3) the Tenant shall restore the Premises to its condition immediately before such Alterations were made, wear and tear excepted, by not later than the date on which the Tenant vacates the Premises or the Termination Date, whichever is earlier.

The Tenant shall be responsible for the cost of repairing any damage to the Building caused by bringing therein any property for its use, or by the installation or removal of such property, regardless of fault or by whom such damage is caused.

10.3. Acceptance of Possession. The Tenant shall for all purposes of this Lease be deemed to have accepted the Phase I Premises, the Phase II Premises and the Phase III Premises, as applicable, and the Building and to have acknowledged them to be in the condition called for hereunder except as to (i) those defects of which the Tenant notifies the Landlord within thirty (30) days after the later of (a) the Phase I Rent Commencement Date, the Phase II Rent Commencement Date or the Phase III Rent Commencement Date, as applicable, or (b) the completion of Punch List items for the Phase I Premises, Phase II Premises or Phase III Premises, as applicable; or (ii) latent defects or defects whose discovery could not reasonably be made within the above described periods.

10.4. Fixtures. Any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall become the Landlord’s property, without payment therefor by the Landlord, immediately on the completion of their installation; provided that any machinery, equipment or fixtures installed by the Tenant and used in the conduct of the Tenant’s trade or business (rather than to service the Premises, the Building or the Project generally) and not part of the Building Service Equipment shall remain the Tenant’s property; but further provided that if any leasehold improvements made by the Tenant replaced any part of the Premises, such leasehold improvements that replaced any part of the Premises shall be and remain the Landlord’s property.

11. LANDLORD’S RIGHT OF ENTRY.

The Landlord and its authorized representatives shall be entitled to enter the Premises at any reasonable time during the Tenant’s usual business hours, after giving the Tenant at least twenty-four (24) hours’ oral or written notice thereof, (a) to inspect the Premises, (b) to exhibit the Premises (i) to any existing or prospective purchaser or Mortgagee thereof, or (ii) to any prospective tenant thereof during the last six (6) months of the Term or upon notice to vacate the Premises by Tenant, provided that in doing so the Landlord and each such invitee observes all reasonable safety standards and procedures which the

Tenant may require, and (c) to make any repair thereto and/or to take any other action therein which the Landlord is permitted to take by this Lease or applicable law (provided, that in any situation in which, due to an emergency or otherwise, the Landlord reasonably believes the physical condition of the Premises, the Building or any part of the Project would be unreasonably jeopardized unless the Landlord were to take such action immediately, the Landlord shall not be required to give such notice to the Tenant and may enter the same at any time). Nothing in this section shall be deemed to impose any duty on the Landlord to make any such repair or take any such action, and the Landlord’s performance thereof shall not constitute a waiver of the Landlord’s right hereunder to have the Tenant perform such work. The Landlord shall not in any event be liable to the Tenant for any inconvenience, annoyance, disturbance, loss of business or other damage sustained by the Tenant by reason of the making of such repairs, the taking of such action or the bringing of materials, supplies and equipment upon the Premises during the course thereof, and the Tenant’s obligations under this Lease shall not be affected thereby.

12. DAMAGE OR DESTRUCTION.

12.1. Option to Terminate. If during the Term either the Premises or any portion of the Building are substantially damaged or destroyed by fire or other casualty, the Landlord shall have the option (which it may exercise by giving written notice thereof to the Tenant within sixty (60) days after the date on which such damage or destruction occurs) to terminate this Lease as of the date specified in such notice (which date shall not be earlier than the thirtieth (30th) day after such notice is given). On such termination, the Tenant shall pay to the Landlord all Base Rent, Additional Rent and other sums and charges payable by the Tenant hereunder and accrued through such date (as justly apportioned to the date of such termination and subject to the abatement described below). If the Landlord does not terminate this Lease pursuant to this section, the Landlord shall restore the Premises as soon thereafter as is reasonably possible to their condition on the date of completion of Landlord’s Work, taking into account any delay experienced by the Landlord in recovering the proceeds of any insurance policy payable on account of such damage or destruction and in obtaining any necessary permits. Until the Premises are so repaired, the Base Rent (and each installment thereof) and the Additional Rent shall abate in proportion to the floor area of so much, if any, of the Premises as is rendered substantially unusable by the Tenant by such damage or destruction. If during the Term either fifty percent (50%) of the Premises is damaged thereby rendering such portion of the Premises untenantable, or any portion of the Building or the Project is substantially damaged or destroyed by fire or other casualty, or the repairs are estimated by the Landlord to require more than six (6) months from the date of the casualty to complete, the Tenant shall have the option (which it may exercise by giving written notice thereof to Landlord within sixty (60) days after the date on which such damage or destruction occurs) to terminate this Lease as of the date specified in such notice (which date shall not be earlier than the thirtieth (30th) day after such notice is given). On such termination, the Tenant shall pay to the Landlord all Base Rent, Additional Rent and other sums and charges payable by the Tenant hereunder and accrued through such date (as justly apportioned to the date of such termination and subject to the abatement described above).

12.2. No Termination of Lease. Except as is otherwise expressly permitted by subsection 12.1, no total or partial damage to or destruction of any or all of the Premises shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder, and the Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such damage or destruction, to surrender this Lease, to quit or surrender any or all of the Premises, or to have any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

13. CONDEMNATION.

13.1. Termination of Lease. If any or all of the Premises and/or of that portion of the Project underlying the Premises is taken by the exercise of any power of eminent domain or is conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is herein referred to as a “Condemnation”), this Lease shall terminate on the date on which the title to so much of the Premises as is the subject of such Condemnation vests in the condemning authority, unless the parties hereto otherwise agree in writing. If all or any substantial portion of the Building or the Project other than that portion thereof underlying the Premises is taken or conveyed in a Condemnation, the Landlord shall be entitled, by giving written notice thereof to the Tenant, to terminate this Lease on the date on which the title to so much thereof as is the subject of such Condemnation vests in the condemning authority. If this Lease is not terminated pursuant to this subsection, the Landlord shall restore any of the Premises damaged by such Condemnation substantially to its condition immediately before such Condemnation, as soon after the Landlord’s receipt of the proceeds of such Condemnation as is reasonably possible under the circumstances.

13.2. Condemnation Proceeds. Regardless of whether this Lease is terminated under this section, the Tenant shall have no right in any such Condemnation to make any claim on account thereof against the condemning authority, except that the Tenant may make a separate claim for the Tenant’s moving expenses and the value of the Tenant’s trade fixtures, provided that such claim does not reduce the sums otherwise payable by the condemning authority to the Landlord. Except as aforesaid, the Tenant hereby (a) waives all claims which it may have against the Landlord or such condemning authority by virtue of such Condemnation, and (b) assigns to the Landlord all such claims (including but not limited to all claims for leasehold damages or diminution in value of the Tenant’s leasehold interest hereunder).

13.3. Effect on Rent. If this Lease is terminated under this section, any Base Rent, any Additional Rent and all other sums and charges required to paid by the Tenant hereunder shall be apportioned and paid to the date of such termination. If this Lease is not so terminated in the event of a Condemnation, the Base Rent (and each installment thereof) and the Additional Rent shall be abated from the date on which the title to so much, if any, of the Premises as is the subject of such Condemnation vests in the condemning authority (or such earlier date as Tenant is unable to utilize such portion of the Premises due to the Condemnation), through the Termination Date, in proportion to the floor area of such portion of the Premises as is the subject of such Condemnation.

13.4. No Termination of Lease. Except as otherwise expressly provided in this section, no total or partial Condemnation shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder, and the Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such Condemnation, to surrender this Lease, to quit or surrender any or all of the Premises, or to receive any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

14. ASSIGNMENT AND SUBLETTING.

14.1. Landlord’s Consent Required. The Tenant shall not assign this Lease, in whole or in part, nor sublet all or any part of the Premises, nor license concessions or lease departments therein, nor otherwise permit any other person to occupy or use any portion of the Premises (collectively, a “Transfer”), without in each instance first obtaining the written consent of the Landlord, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have the right without

Landlord’s prior written consent to assign this Lease or sublet all or any part of the Premises to (A) any parent, subsidiary, affiliate corporation of the survivor of any merger or to the purchaser of all or substantially all of the assets of Tenant or (B) any non-related entity, provided that Tenant remains liable for all obligations under the Lease (a “Non-Related Entity Transfer”). Consent by the Landlord to any assignment, subletting, licensing or other transfer shall not (i) constitute a waiver of the requirement for such consent to any subsequent assignment, subletting, licensing or other Transfer, (ii) relieve the Tenant from its duties, responsibilities and obligations under this Lease, or (iii) relieve any guarantor of this Lease from such guarantor’s obligations under its guaranty agreement.

14.2. Acceptance of Rent from Transferee. The acceptance by the Landlord of the payment of Rent from any person following any act, assignment or other Transfer prohibited by this section shall not constitute a consent to such act, assignment or other Transfer, nor shall the same be deemed to be a waiver of any right or remedy of the Landlord’s hereunder.

14.3. Conditions of Consent. All reasonable costs incurred by the Landlord in connection with any request for consent to a Transfer, including reasonable costs of investigation and the reasonable fees of the Landlord’s counsel, shall be paid by the Tenant on demand as a further condition of any consent which may be given.

14.4. [***]

14.5. Landlord’s Right of Recapture. If Tenant intends to sublease any portion of the Premises or assign this Lease, in either situation, in a Non-Related Entity Transfer, then Tenant shall give written notice of such intent to Landlord, which notice shall constitute an offer to Landlord to recapture the Premises, or the portion of the Premises covered by such sublease, as the case may be. Tenant’s notice to Landlord shall identify the specific “Rental Area” of the Premises subleased or indicate that the Lease is to be assigned, and the date of commencement and termination of the sublease or the effective date for the assignment, and shall include a copy of all of the documents relating to such sublease or assignment. Within fifteen (15) business days after Landlord’s receipt of Tenant’s notice, Landlord may at its sole option elect to recapture the Premises or such portion thereof, as the case may be, by giving Tenant written notice thereof. If Landlord exercises its option, Tenant shall notify the prospective subtenant or assignee of Landlord’s election, shall terminate the agreement with such prospective subtenant or assignee if so directed by Landlord, and shall surrender the space to Landlord pursuant to a written partial or total surrender of lease, as applicable, reasonably satisfactory to both parties, providing for the termination of this Lease with respect to the Premises or such portion thereof and the parties’ obligations to each other with respect to such space. Upon any partial termination under this Section 14.5, (x) the Rental Area of the Premises shall be adjusted, and the base rent and additional rent shall be pro-rated as of the date of termination and shall be abated following the termination as to the surrendered Rental Area, and (y) Landlord, at Landlord’s sole cost and expense, shall construct Building standard demising walls and perform such other acts as are necessary to separate the space covered by such partial termination from the remaining part of the Premises.

15. RULES AND REGULATIONS.

The Landlord shall have the right to prescribe, at its sole discretion, the Rules and Regulations. The Rules and Regulations may govern, without limitation, the use of sound apparatus, noise or vibrations emanating from machinery or equipment, obnoxious fumes and/or odors, the parking of vehicles, lighting and storage and disposal of trash and garbage. The Landlord will not enforce the Rules and Regulations in a discriminatory manner and will make reasonable efforts to enforce the Rules and Regulations uniformly against all tenants. The Tenant shall adhere to the Rules and Regulations and shall cause its agents, employees, invitees, visitors and guests to do so. A copy of the “Rules and Regulations” in effect on the date hereof is attached hereto as Exhibit D. The Landlord shall have the right to amend the Rules and Regulations from time to time.

16. SUBORDINATION AND ATTORNMENT.

16.1. Subordination.

16.1.1. Unless a Mortgagee otherwise shall elect as provided in subsection 16.2, and subject in each instance to Tenant receiving the benefit of a Subordination, Attornment and Non-Disturbance Agreement from Landlord’s Mortgagee on such Mortgagee’s commercially reasonable form (“SNDA”), the Tenant’s rights under this Lease are and shall remain subject and subordinate to the operation and effect of any mortgage, deed of trust or other security instrument constituting a lien upon the Premises, and/or the Project, whether the same shall be in existence on the date hereof or created hereafter (any such lease, mortgage, deed of trust or other security instrument being referred to herein as a “Mortgage,” and the party or parties having the benefit of the same, whether as beneficiary, trustee or noteholders being referred to hereinafter collectively as “Mortgagee”). The Tenant’s acknowledgment and agreement of subordination as provided for in this section is self-operative and no other instrument of subordination shall be required; however, the Landlord shall provide and both Landlord and Tenant shall execute, in conjunction with the SNDA, within ten (10) days after request therefor, a document providing for such further assurance thereof and for such other matters as shall be requisite or as may be requested from time to time by the Landlord or any Mortgagee. Within fifteen (15) days of the later of (a) the closing of Landlord’s financing for the acquisition of the Project and the performance of Landlord’s Work, or (b) the Effective Date, Landlord agrees to obtain an SNDA from Landlord’s Mortgagee of the Project; and Landlord agrees that a similar SNDA must be provided to Tenant from any of Landlord’s future Mortgagees of the Project in order for this subordination to be effective.

16.1.2. The Landlord hereby directs the Tenant, upon (i) the receipt by the Tenant of a notice of the occurrence of such event of default under any Mortgage from the Landlord or such Mortgagee or (ii) a direction by the Mortgagee under such Mortgage to the Tenant to pay all Rent thereafter to such Mortgagee, to make such payment to such Mortgagee, and the Landlord agrees that in the event that the Tenant makes such payments to such Mortgagee, as aforesaid, the Tenant shall not be liable to the Landlord for the same. In addition, the Mortgagee (and any person who acquires the property from Mortgagee) shall not be responsible for security deposits not actually received by the Mortgagee, or its affiliate, after the Mortgagee, or its affiliate, becomes the owner of the property.

16.2. Mortgagee’s Unilateral Subordination. If a Mortgagee shall so elect by notice to the Tenant or by the recording of a unilateral declaration of subordination, this Lease and the Tenant’s rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage, subject, nevertheless, to such conditions as may be set forth in any such notice or declaration.

16.3. Attornment. If any Person shall succeed to all or any part of the Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if such successor-in-interest requests or requires, the Tenant shall attorn to such successor-in-interest and shall execute within ten (10) after receipt thereof an agreement in confirmation of such attornment in a form as may be reasonably requested by such successor-in-interest. Failure to respond within such ten (10) day period shall be deemed to be a confirmation by the Tenant of the facts and matters set forth therein.

16.4. Superior Leases. Tenant acknowledges that Landlord may restructure the ownership of the Project involving one or more ground leases or master leases (the “Superior Leases”). In such event, Tenant agrees that it will subordinate this Lease to such Superior Leases or, at Landlord’s option, enter into a new sublease with the applicable master lessee upon substantially the same terms and conditions as are set forth herein, provided that in connection with such subordination or such new sublease, Tenant shall have the benefit of a non-disturbance agreement which shall provide in substance, along with other matters deemed reasonable or desirable by both Landlord and Tenant, that so long as Tenant is not in default, Tenant’s rights of use and occupancy shall not be disturbed in the event of a termination of any Superior Lease.

17. DEFAULTS AND REMEDIES.

17.1. “Event of Default” Defined. Any one or more of the following events shall constitute a default under the terms of this Lease (“Event of Default”):

(a) the failure of the Tenant to pay any Rent or other sum of money due hereunder to the Landlord or any other person within five (5) days after receipt of written notification from the Landlord that the same is due;

(b) the filing of a petition proposing the adjudication of the Tenant as a bankrupt or insolvent, or the reorganization of the Tenant, or an arrangement by the Tenant with its creditors, whether pursuant to the Federal Bankruptcy Act or any similar federal or state proceeding, unless such petition is filed by a party other than the Tenant and is withdrawn or dismissed within sixty (60) days after the date of its filing;

(c) the appointment of a receiver or trustee for the business or property of the Tenant, unless such appointment is vacated within sixty (60) days of its entry;

(d) the making by the Tenant of an assignment for the benefit of its creditors if Tenant is insolvent;

(e) subject to any force majeure events, a default by the Tenant in the performance or observance of any covenant or agreement of this Lease to be performed or observed by the Tenant (other than as set forth in clauses (a) through (d) above), which default is not cured within thirty (30) days after the giving of written notice thereof by the Landlord, unless such default is of such nature that it cannot be cured within such 30-day period, in which event an Event of Default shall not be deemed to have occurred if the Tenant institutes a cure within the 30-day period and thereafter diligently and continuously prosecutes the curing of the same until completion, but in no event shall such cure period exceed ninety (90) days; provided however, that if the Tenant defaults in the performance of a material covenant or a material agreement more than two (2) times during the Term, then notwithstanding that such defaults have each been cured by the Tenant, any further defaults shall be deemed an Event of Default without the ability to cure; or

(f) the vacating (with the intention of permanent abandonment) or abandonment of the Premises by the Tenant at any time during the Term.

17.2. Landlord’s Remedies. Upon the occurrence of an Event of Default by Tenant, the Landlord, without notice to the Tenant in any instance (except where expressly provided for below), may do any one or more of the following:

(a) perform, on behalf and at the expense of the Tenant, any obligation of the Tenant under this Lease which the Tenant has failed to perform beyond any applicable grace or cure periods and of which the Landlord shall have given the Tenant notice (except in an emergency situation in which no notice is required), the cost of which performance by the Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by the Tenant to the Landlord as otherwise set forth herein;

(b) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to the Tenant without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by other performance of condition, term, agreement or covenant broken, or elect to terminate the Tenant’s possessory rights and all other rights of the Tenant without terminating this Lease, and in either event, at any time thereafter without notice or demand and without any liability whatsoever, re-enter the Premises by force, summary proceedings or otherwise, and remove the Tenant and all other persons and property from the Premises, and store such Project in a public warehouse or elsewhere at the cost and for the account of the Tenant without resort to legal process and without the Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and

(c) exercise any other legal and/or equitable right or remedy which it may have at law or in equity, including rights of specific performance and/or injunctive relief, where appropriate.

17.3. Damages.

(a) If this Lease is terminated by the Landlord pursuant to subsection 17.2, the Tenant nevertheless shall remain liable for any Rent and damages which may be due or sustained prior to such termination, as well as all reasonable costs, fees and expenses incurred by the Landlord in pursuit of its remedies hereunder, and/or in connection with any bankruptcy proceedings of the Tenant, and/or in connection with renting the Premises to others from time to time (all such Rent, damages, costs, fees and expenses being referred to herein as “Termination Damages”), plus additional damages for all Rent treated as in arrears (“Liquidated Damages”). At the election of the Landlord, Termination Damages shall be an amount equal to either:

(i) the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the amount or amounts of rent, if any, which the Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by the Landlord as a result of any failure of such other person to perform any of its obligations to the Landlord), in which case Termination Damages shall be computed and payable in monthly installments, in advance, on the first business day of each calendar month following the termination of this Lease and shall continue until the date on which the Term would have expired but for such termination, and any action or suit brought to collect any such Termination Damages for any month shall not in any manner prejudice the right of the Landlord to collect any Termination Damages for any subsequent months by similar proceeding; or

(ii) the present worth (as of the date of such termination) of the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the fair rental value of the Premises, as determined by an independent real estate appraiser or broker selected by the Landlord, in which case such Termination Damages shall be payable to the Landlord in one lump sum on demand, and shall bear interest at the Default Rate. “Present worth” shall be computed by discounting such amount to present worth at a rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank.

(b) Notwithstanding anything to the contrary set forth in this subsection 17.3, if either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

17.4. Landlord Defaults. A “Landlord Default” is, subject to force majeure events, a default by the Landlord in the performance or observance of any covenant or agreement of this Lease to be performed or observed by the Landlord, which default is not cured within thirty (30) days after the giving of written notice thereof by Tenant, unless such default is of such nature that it cannot be cured within such 30-day period, in which event a Landlord Default shall not be deemed to have occurred if the Landlord institutes a cure within the 30-day period and thereafter diligently and continuously prosecutes the curing of the same until completion, but in no event shall such cure period exceed ninety (90) days. Notwithstanding the foregoing, in the event of a delay in the Schedule of Deliveries attached hereto as Exhibit E, Tenant’s sole remedy shall be as set forth in Section 17.4(b) hereof. Upon the occurrence of a Landlord Default, the Tenant, without notice to the Landlord in any instance (except where expressly provided for below), may:

(a) exercise any legal and/or equitable right or remedy which it may have at law or in equity, including rights of specific performance and/or injunctive relief, where appropriate; but excluding the right to terminate this Lease (unless specifically provided for herein);

(b) [***]

; and

(c) terminate the Lease only in the limited instance described in Section 17.6.

17.5. Waiver of Jury Trial. Each party hereto hereby waives any right which it may otherwise have at law or in equity to a trial by jury in connection with any suit or proceeding at law or in equity brought by the other against the waiving party or which otherwise relates to this lease, as a result of an event of default or otherwise. The Tenant agrees that in the event the Landlord commences any summary proceeding for nonpayment of rent or possession of the Premises, the Tenant will not, and hereby waives, all right to interpose any counterclaim of whatever nature in any such proceeding.

17.6. [***]

18. ESTOPPEL CERTIFICATE.

(a) From time to time, within ten (10) days after request from the Landlord, Tenant agrees to execute an estoppel certificate on a form reasonably requested by Landlord or Landlord’s Mortgagee.

(b) Landlord also agrees to provide to Tenant an estoppel certificate from time to time when reasonably requested.

19. QUIET ENJOYMENT.

The Landlord hereby warrants that, so long as all of the Tenant’s obligations hereunder are timely performed, the Tenant will have during the Term quiet and peaceful possession of the Premises and enjoyment of such rights as the Tenant may hold hereunder to use the Common Areas, except if and to the extent that such possession and use are terminated pursuant to this Lease.

20. NOTICES.

Except as may be otherwise provided in this Lease, any notice, demand, consent, approval, request or other communication or document to be provided hereunder to the Landlord or the Tenant (a) shall be in writing, and (b) shall be deemed to have been provided (i) two (2) days following the date sent as certified mail in the United States mails, postage prepaid, return receipt requested, (ii) on the day following the date it is deposited prior to the close of business with Federal Express or another national courier service or (iii) on the date of hand delivery (if such party’s receipt thereof is acknowledged in writing), in each case to the address of such party set forth hereinbelow or to such other address as such party may designate from time to time by notice to each other party hereto.

If to the Landlord, notice shall be sent to:

1450 Beason Street LLC

Tide Point

1040 Hull Street

Baltimore, Maryland 21230

Attention: Property Management

with a copy to:

John P. Machen, Esquire

DLA Piper LLP

6225 Smith Avenue

Baltimore, Maryland 21209

If to the Tenant, notice shall be sent to:

J. Scott Plank

Senior Vice President - Retail

Under Armour, Inc.

1010 Hull Street, Suite 300

Baltimore, Maryland 21230

with a copy to:

Mark Pollak, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

300 East Lombard Street, 18th Floor

Baltimore, Maryland 21202

21. GENERAL

21.1. Effectiveness. This Lease shall become effective on and only on its execution and delivery by each party hereto.

21.2. Complete Understanding. This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements and agreements, either written or oral, between the parties hereto as to the same.

21.3. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

21.4. Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right. Without limiting the generality of the foregoing provisions of this subsection, the Landlord’s receipt or acceptance of any Base Rent, Additional Rent or other sum from the Tenant or any other person shall not be deemed a waiver of the Landlord’s right to enforce any of its rights hereunder on account of any default by the Tenant in performing its obligations hereunder.

21.5. Applicable Law. This Lease shall be given effect and construed by application of the laws of Maryland, and any action or proceeding arising hereunder shall be brought in the courts of Maryland; provided, however, that if any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, it may be brought only in the United States District Court for Maryland or any successor federal court having original jurisdiction.

21.6. Commissions. The parties hereto hereby acknowledge and agree that, in connection with the leasing of the Premises hereunder, Tenant has used the services of Colliers Pinkard. Any and all commissions due such brokers shall be paid in accordance with the terms and conditions to be set forth in a separate written agreement or agreements between the Landlord and Colliers Pinkard. Subject to the foregoing, each party hereto hereby represents and warrants to the other that, in connection with such leasing, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof. Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation.

21.7. Landlord’s Liability. No Person holding the Landlord’s interest hereunder (whether or not such Person is named as the “Landlord” herein) shall have any liability hereunder after such Person ceases to hold such interest, except for any such liability accruing while such Person holds such interest.

No Mortgagee not in possession of the Premises shall have any liability hereunder. Neither the Landlord nor any principal of the Landlord, whether disclosed or undisclosed, shall have any personal liability under this Lease. If the Landlord defaults in performing any of its obligations hereunder or otherwise, the Tenant shall look solely to the Landlord’s equity, interest and rights in the Project to satisfy the Tenant’s remedies on account thereof.

21.8. Remedies Cumulative. No reference to any specific right or remedy shall preclude the Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity. No failure by the Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by the Landlord of any breach by the Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Building shall affect or alter this Lease in any way whatsoever.

21.9. Severability. No determination by any court, governmental or administrative body or agency or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision hereof, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall remain valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

21.10. Authority. If the Tenant is a corporation partnership, limited liability company or similar entity, the person executing this Lease on behalf of the Tenant represents and warrants that (a) the Tenant is duly organized and validly existing and (b) this Lease (i) has been authorized by all necessary parties, (ii) is validly executed by an authorized officer or agent of the Tenant and (iii) is binding upon and enforceable against the Tenant in accordance with its terms.

21.11. Recordation. Neither this Lease, any amendment to this Lease, nor any memorandum, affidavit or other item with respect thereto shall be recorded by the Tenant or by anyone acting through, under or on behalf of the Tenant, and the recording thereof in violation of this provision shall (i) be deemed an Event of Default and (ii) at the Landlord’s election, make this Lease null and void.

21.12. Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference and shall not be considered in construing their contents.

21.13. Construction. As used herein, all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; and (c) to any section, subsection, paragraph or subparagraph shall be deemed, unless otherwise expressly indicated, to have been made to such section, subsection, paragraph or subparagraph of this Lease.

21.14. Exhibits. Each writing or drawing referred to herein as being attached hereto as a schedule, an exhibit or otherwise designated herein as a schedule or an exhibit hereto is hereby made a part hereof.

21.15. Landlord’s Representations. Landlord represents and warrants that this Lease has been duly authorized, executed and delivered by Landlord.

21.16. Guaranty. The Guarantor is executing this Lease at the foot hereof for the sole purpose of assuring the performance by Landlord of the Landlord’s Work obligations set forth in Section 10.1, excluding any assurances relating to the Schedule of Deliveries. This guaranty by Guarantor shall expire one (1) year after Substantial Completion of the Landlord’s Work as to the applicable phase of the Premises.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease, or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the date first above written.

WITNESS or ATTEST:	LANDLORD:

1450 BEASON STREET LLC, a Maryland limited liability company

/s/ Katherine A. Hearn	By:	/s/ Carl W. Struever	(SEAL)
	Name:	Carl W. Struever
	Title:	Member

WITNESS or ATTEST:	TENANT:

UNDER ARMOUR, INC., a Maryland corporation

/s/ John P. Stanton	By:	/s/ J. Scott Plank	(SEAL)
J. Scott Plank
Senior Vice President - Retail

For the purposes described in Section 21.16 of this Lease:

WITNESS or ATTEST:	GUARANTOR:

STRUEVER BROS. ECCLES & ROUSE, INC., a Maryland corporation

/s/ Katherine A. Hearn	By:	/s/ Carl W. Struever	(SEAL)
	Name:	Carl W. Struever
	Title:	President

ACKNOWLEDGEMENT OF LANDLORD

STATE OF MARYLAND
) to wit:
CITY/COUNTY OF Baltimore

I HEREBY CERTIFY that on this 19th day of December, 2007 before me, the subscriber, a Notary Public in and for the State aforesaid, personally appeared Carl W. Struever who acknowledged himself to be the President of Struever Bros. Eccles & Rouse, a Maryland corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of said corporation by himself as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

/s/ Patricia Fisher
Notary Public

My Commission Expires: 11/19/2011

ACKNOWLEDGEMENT OF TENANT

STATE OF MARYLAND
) to wit:
CITY/COUNTY OF Carroll

I HEREBY CERTIFY that on this 17th day of December, 2007 before me, the subscriber, a Notary Public in and for the State aforesaid, personally appeared J. Scott Plank who acknowledged himself to be the Senior V.P. of Under Armour, Inc., a Maryland corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of said corporation by himself as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

/s/ Velma J. Dietz
Notary Public

My Commission Expires: 12/17/08

ACKNOWLEDGEMENT OF GUARANTOR

STATE OF MARYLAND
) to wit:
CITY/COUNTY OF Baltimore

I HEREBY CERTIFY that on this 19th day of December, 2007 before me, the subscriber, a Notary Public in and for the State aforesaid, personally appeared Carl W. Struever who acknowledged himself to be the President of Struever Bros. Eccles & Rouse, a Maryland corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of said corporation by himself as such officer.

IN WITNESS WHEREOF, I have hereunto set my hand and Notarial Seal.

/s/ Patricia Fisher
Notary Public

My Commission Expires: 11/19/2011

EXHIBIT A

Site Plan showing Project and Building

EXHIBIT A-1

Site Plan showing Bridge

OVERFLOW
WAREHOUSE
OVERHEAD PEDESTRIAN
WALKWAY
OVERHEAD PEDESTRIAN
WALKWAY
"DAWN"
BUILDING
EXHIBIT A-2 BRIDGE
DATE: NOV. 15, 2007
SCALE: 1"=60'
0
60
30
120

EXHIBIT B

Drawing showing approximate location of Premises

EXHIBIT C

Landlord’s Work

LANDLORD SCOPE OF WORK

December 14, 2007

Prepared by SBER

INTRODUCTION

The primary intent of these guidelines is to illustrate Landlord’s scope of improvements. This is not meant to be an all-inclusive list of all improvements; it being assumed that Tenant is to pay for the “hard costs” of all tenant improvement work not specifically identified as in Landlord’s scope. Specifically excluding the patio/deck and ramp on the north façade of the Building, and/or costs resulting from any design changes made by Tenant after the execution of this Lease, with regard to work traditionally treated as “core and shell” and any work required to make the “core and shell” comply with all Legal Requirements, such work is considered to be within the Landlord Scope of Work.

The guidelines described below will provide improvements that enhance the existing structure, which are the most distinctive interior elements of the existing building. Due to considerations for retaining the fabric of the existing building, an open ceiling approach will be the general approach.

Existing building components where serviceable for intended project use will be reused. However, except for such components, all materials and equipment will be new.

The Landlord will perform its work as part of the improvements, along with work identified as outside the Landlord’s scope which has been incorporated into the Contract Documents, (and documents yet to be issued for the remainder of Phase 1 (Showroom), Phase 2 (server room), and Phase 3), inclusive of Addenda and Field Orders necessary to complete or support these documents to the extent these documents serve to only clarify the scope of work. These documents have been prepared and continue to be prepared by Morris, Ritchie and Associates (MRA), incorporating the design components prepared by Alliance Architecture. It is intended that work to be performed under the direct supervision of the Tenant will have some overlap with activities performed by Struever Bros. Eccles & Rouse (SBER).

ASSUMPTIONS:

•	General contracting for Landlord Scope of Work by Struever Bros. Eccles & Rouse.

•

General contracting for Tenant’s Work shall be by Struever Bros. Eccles & Rouse, Inc., with general conditions and fee to be calculated at [***] percent ([***]%) of the cost of Tenant’s Work. As noted above, the “cost” of Tenant’s Work will be limited to “hard costs” and will specifically exclude such “soft” costs as financing interest, fees and expenses, legal and accounting fees and all other costs traditionally treated as part of general conditions. Among the costs to be treated as general conditions are staffing, field office expenses, security, repairs to equipment and materials during construction, cleaning, fire protection, supervisory costs and equipment rental charges except where those rental charges are a direct consequence of the scope of Tenant’s Work. Mention or exclusion of some of these costs below is not intended to exclude other customary inclusions within the concept of “general conditions.”

•	SBER is to include participation from City of Baltimore certified MBE/WBE contractors.

•	No site visits allowed without prior approval,.

•

Landlord’s scope to include all applicable costs associated with phased construction in accordance with Exhibit E Schedule of Deliveries, including general conditions, multiple permit fees, insurance, financing costs and expenses, design costs, temporary feed of MEP components, etc. All temporary utility costs for Landlord’s Work are included as well.

•

Existing Tenant “bridge” between Ivory and Tide buildings is to serve as the general basis of design intent and is to be considered normal tenant improvements with regards to Landlord’s responsibility, in the event that questions arise concerning the design and/or prospective changes to the design.

DESIGN:

By Landlord:

•

Landlord to provide Contract Documents i.e. pay MRA for Architectural design and structural, mechanical, plumbing and electrical engineering for the Landlord’s work which is Phase 1 and 2 office, Phase 1 and 3 Showroom. Tenant will pay Alliance Architecture for interior design work supporting MRA.

By Tenant:

•	Tenant to provide Contract Documents i.e. pay MRA for design work for all non-Landlord work which is the interior fit-out of the Showrooms, cafeteria/servery, retail space and server room.

Landlord Scope of work for areas designated as OFFICE

SITEWORK:

By Landlord:

•	Complete demolition of existing work necessary to perform all work in Landlord’s Work as described herein.

•	Provide and install exterior pedestrian and vehicular concrete platforms, stairs and ramps as necessary to comply with building code and ADA requirements.

•	Provide all necessary rental equipment necessary to execute the Landlord’s portion of the work: materials hoist, lifts, etc.

•	Provide necessary testing and inspection of all Landlord work.

•	Provide necessary sanitary sewer, storm water, electrical and gas utility improvements required to meet design requirements.

•	No work associated with the patio at the north face of the building is included in Landlord work.

•	Landscaping as required by Baltimore City, if any.

CONCRETE:

By Landlord:

•	Provide and install footings for load bearing walls, four (4) fire-rated stairwells, new second floor structure, and HVAC dunnage.

•	Provide and install one elevator pit.

•	Patch concrete slab-on-grade where removed for footings, plumbing and all electrical work except as required for kitchen/cafeteria.

•	Provide and install new concrete slab on new second floor structure.

•	Provide and install equipment pads for Landlord equipment.

MASONRY:

By Landlord:

•	Provide CMU walls for elevator shafts, any necessary load bearing walls, code required fire-rated stairwells, and CMU infill and repair at interior walls per MRA 10/25/07 documents.

STRUCTURAL STEEL AND MISC. METALS:

By Landlord:

•	Provide and install a structural steel deck to be approximately 34,000 SF (openings in deck for misc. openings to be included in square foot calculation).

•	Provide and install structural steel to support HVAC roof top units.

•	Modify as structurally necessary existing structural steel at roof deck for HVAC. Skylights to be installed utilizing existing roof structure with additional framing as per drawings dated 10/25/07.

•	Provide and install four concrete pan fire stairs.

•

Provide and install code-required handrails and guardrails in fire stairs and at new building entrances. Handrails to be steel, single line or seven line rails - minimal necessary to meet code. Allow $[***] total for these items.

•	Provide and install infills per MRA’s drawings dated 10/25/07. Infill to consist of studs and corrugated metal siding to match existing siding as available from standard sources.

•	Provide modifications to existing siding to allow for installation of new windows on elevations as per drawings dated 10/25/07 by MRA.

•	No other façade changes included.

•	Support as required for openings in masonry walls

CARPENTRY:

By Landlord:

•

Landlord to supply all carpentry labor and materials necessary to properly install landlord’s work including roof blocking, HVAC blocking, misc. back up for steel rails, installation of frames and hardware as described under “Doors, Frames and Hardware.

•	Landlord to supply all labor and materials to meet necessary safety requirements; wooden safety rails, fire extinguishers, etc.

•	Landlord to supply labor for misc. cleanup, including final clean-up at each phase.

•	Allow $[***] for millwork, purchased and installed.

MOISTURE PROTECTION:

By Landlord:

•	Landlord to provide and install R-19 insulation at roof or ceiling.

•	Landlord to patch and repair existing roof, orat Landlord’s discretion, replace roofing with new TPO (green) roofing.

•	Landlord shall install waterproofing (as needed) in elevator pit.

•	Misc. caulking of exterior siding, windows and doors.

DOORS, WINDOWS AND GLASS:

By Landlord:

•	All new exterior doors and storefront to be installed as per drawings dated 10/25/07 by MRA.

•	Provide and install windows and exterior glazing as per drawings dated 10/25/2007.

•	Provide and install skylights as per drawings dated 10/25/07.

•	Interior doors with blank key cores, frames and hardware at fire stairs, bathrooms, utility closets, 30 private offices and 35 common area doors.

•	Allow $[***] for all interior glazing,

FINISHES:

By Landlord:

•

Demising partitions to define common corridors, common stairs, common restrooms, common mechanical rooms and shafts to consist of 3-5/8” metal studs and 5/8” drywall on each side- taped and finished with level four finish.

•

Partition walls for offices as shown on 10/25/07 MRA documents to consist of 3-5/8” metal studs and 5/8” drywall on each side, insulation as shown on drawings, taped and finished with level four finish.

•

Exterior walls shall receive metal stud walls with R-19 fiberglass thermal insulation and one layer of 5/8” gypboard, taped and finished with level four finish. Said framing shall extend from floor to deck.

•	Provide and install drywall ceilings in bathrooms, taped and finished with level four finish. All other ceilings shall be existing exposed structure.

•	Provide and install standard grade ceramic tile floors and walls (@ $[***] per sf (furnished and installed) in bathrooms, tile walls to extend no higher than 4’ above floor.

•	Floors shall be prepped to allow for glue down of standard commercial grade carpet.

•	Provide and install vinyl base and flooring. Allow $[***] for base and flooring.

•	Paint existing steel framing and roof deck, spot prime and two top coats. New columns, underside of 2nd floor deck and framing will receive one coat of primer and two top coats.

•	Paint new Landlord supplied drywall partitions, drywall ceilings, door frames and doors with a primer and two top coats.

•	Provide temporary drywall partitions as necessary for phased construction. Partitions shall be primed and painted with one top coat. Partitions shall be demolished when Phase Two is complete.

•	Provide rated drywall enclosures for elevator machine room.

•	Exterior painting in 2 colors.

SPECIALITIES:

By Landlord:

•	Provide and install standard grade stainless steel toilet accessories and painted steel bathroom stalls.

ELEVATORS:

By Landlord:

•	Provide and install one 3,500 lb. passenger elevator with stainless steel door, using manufacturer’s standard finishes, and one freight elevator.

MECHANICAL/HVAC:

By Landlord:

•	Base building HVAC systems shall be provided by the Landlord as per MRA drawings dated 11/5/2007.

•	The base building HVAC system consists of gas-fired roof top units, with VAV boxes incorporating electric resistance heat, as shown on MRA drawings dated 11/5/2007.

•	Controls shall be Tide Point standard.

•	Landlord to provide ventilation of bathrooms as required.

•	Landlord to provide equipment as necessary for proper elevator equipment room ventilation.

•	All work within the premises, including but not limited to ductwork, louvers, grilles, dampers, controls, balancing and temporary work.

PLUMBING:

By Landlord:

•	Landlord to provide all domestic water and sewer utilities for Landlord supplied fixture units.

•	Provide and install 40 fixture units. (includes bathrooms and pantries)

ELECTRICAL:

By Landlord:

•	Provide all code required emergency exits and exit lights.

•	Provide electrical power distribution and circuit panel boards as per drawings dated 11/5/2007 by MRA, with exception that panels may be by a manufacturer equivalent to Square D.

•	Provide electrical power wiring to Landlord’s mechanical equipment including safety switches and disconnect switches.

•	Provide wiring devices, wire, floor boxes and poke through boxes, device plates and boxes as shown and specified, as per drawings dated 11/5/2007 by MRA.

•	Wiring in exposed areas shall be run in EMT. Wiring in concealed areas shall be MC cable.

•	Furnish and install lighting (allowance to include all necessary wiring, conduit, boxes, switching, etc.) based on an allowance of $[***] per square foot.

•	Landlord to sub-meter service, providing a non-revenue grade sub-meter for reading electrical use in the areas of the Overflo building not leased to Tenant.

•	Provide temporary power to feed necessary operations, construction, phasing, etc.

•	Provide and install twenty-five (25) junction boxes for Tenant security and/or audio visual devices. Boxes to have 3/4” conduit run from box to nearest cable tray location.

TELECOMMUNICATIONS:

By Landlord:

•	Conduit and cable tray for distribution of tenant supplied voice/data cabling including necessary sleeves and slab penetrations.

SPRINKLERS, FIRE ALARM, and FIREPROOFING:

By Landlord:

•	Sprinkler equipment, main, risers and distribution. Includes phased construction of sprinkler system.

•	Central fire alarm panel, wiring and devices. Provide fire alarm system connections to sprinkler tamper and flow switches.

SITE WORK:

By Landlord:

•	Access to all buildings in conformance with ADA

•	Exterior lighting at exits and entrances.

ENTRANCES:

By Landlord:

•	Install storefront entrances per drawings dated 10/25/2007 by MRA, with sufficient exterior or interior access to be ADA compliant.

The following items are not included in the Landlord work and allowance. The list of items is provided for information purposes only.

By Tenant:

•	Tenant electronic security and electronic lock mechanism and connection of Premises entry key card access system to Landlord system.

•	Configuration and engineering of cable TV, CCTV, Telecommunications; routing to be approved by Landlord

•	All low voltage design, wiring and service within Premises

•	Millwork above $[***] allowance

•	Movable or folding partitions

•	Interior glass and glazing above $[***] allowance

•	Furniture, fixtures and equipment

•	Systems furniture

•	Interior handrails guardrails not included in Landlord’s scope of work.

•	Kitchen fixtures and appliances

•	Moving expenses

•	Specialty HVAC

•	Tenant’s legal fees

•	Specialty stairs

•	Keys to the Premises, copies of which will be provided to Landlord

•	Window coverings

•	Furnishing and installing tenant generator and UPS system

•	Tenant phone and data

•	All other items not specifically named in Landlord Scope of Work.

End of Landlord Scope of work for areas designated as OFFICE

Landlord Scope of work for areas designated as Showroom and Store

SITEWORK:

By Landlord:

•	Complete demolition of existing work necessary to perform all work in Landlord’s work as described below.

•	Provide and install exterior concrete platforms, stairs and ramps as necessary to comply with Building code and ADA requirements.

•	Provide all necessary rental equipment necessary to execute the Landlord’s portion of the work: materials hoist, lifts, etc.

•	Provide necessary testing and inspection of all Landlord work.

•	Provide necessary sanitary sewer, storm water, electrical and gas utility improvements required to meet design requirements.

CONCRETE:

By Landlord:

•	Provide and install footings for load bearing walls and HVAC Dunnage.

•	Patch concrete slab-on-grade where removed for footings, plumbing or electrical work.

•	Provide and install equipment pads for Landlord Equipment.

•	Make slab ready to accept carpet throughout

MASONRY:

By Landlord:

•	Provide CMU for any necessary load bearing walls.

STRUCTURAL STEEL AND MISC. METALS:

By Landlord:

•	Provide and install structural steel to support HVAC Roof Top units.

•	Modify as structurally necessary existing structural steel at roof deck for HVAC and skylights.

•	Provide and install handrails and guardrails as necessary at new building entrances. Handrails to be steel, single line or seven line rails, minimal necessary to meet code.

•	Provide and install infills at existing warehouse doors. Infill to consist of studs and corrugated metal siding to match existing siding- as available from standard sources.

•	Support as required for openings in masonry walls

CARPENTRY:

By Landlord:

•

Landlord to supply all carpentry labor and materials necessary to properly install landlord’s work including roof blocking, HVAC blocking, misc. back up for steel rails, installation of Landlord’s Doors, frames and hardware.

•	Landlord to supply all labor and materials to meet necessary safety requirements; safety rails, fire extinguishers, etc.

•	Landlord to supply labor for misc. cleanup, etc.; scope only for Landlord portion of work only.

MOISTURE PROTECTION:

By Landlord:

•	Landlord to provide and install R-19 insulation at roof or ceiling.

•	Landlord to patch and repair existing roof, or- at Landlord’s discretion- replace roofing with new TPO (green) roofing.

•	Misc. caulking of exterior siding, windows and doors.

DOORS, WINDOWS AND GLASS:

By Landlord:

All new exterior doors and storefront (excluding retail storefront) as per drawings by MRA, and interior doors, frames and hardware at bathrooms as required by code for warm, dark shell space.

FINISHES:

By Landlord:

•	Allow for 340 lineal feet of partition walls to divide showroom from offices- to consist of 3-5/8” metal studs and 5/8” drywall on each side- taped and finished with level four finish.

•	Exterior walls shall receive metal stud walls with thermal insulation and one layer of 5/8” gypboard- taped and finished with level four finish. Said framing shall extend from floor to deck.

•	Paint existing steel framing and roof deck.

•	Paint new Landlord supplied drywall partitions, door frames and doors with a primer and two top coats.

SPECIALITIES:

By Landlord:

MECHANICAL/HVAC:

By Landlord:

•	Base building gas-fired RTU’s as per drawings prepared by MRA dated 11/29/07 shall be provided by the Landlord, with distribution by Tenant.

PLUMBING:

By Landlord:

•	Landlord to stub all domestic water and sewer utilities for two (2) Tenant-supplied bathrooms to locations shown on MRA plans. Stub does not include distribution within bathrooms.

ELECTRICAL:

By Landlord:

•	Provide all code required emergency exits and exit lights.

•	Allow $[***] per square foot for electrical power distribution and circuit panel boards.

•	Provide electrical power wiring to Landlord’s mechanical equipment including safety switches and disconnect switches.

•	Allow $[***] per square foot to provide wiring devices, wire, floor boxes and poke through boxes, device plates and boxes.

•	Landlord wiring in exposed areas shall be run in EMT. Wiring in concealed areas shall be MC cable.

Provide temporary power to feed necessary operations, construction, etc., through entire duration of construction

TELECOMMUNICATIONS:

By Landlord:

•	Conduit and cable tray for distribution of tenant supplied voice/data cabling.

SPRINKLERS, FIRE ALARM, and FIREPROOFING:

By Landlord:

•	Sprinkler equipment, main, risers and distribution. Includes phased construction of sprinkler system for warm dark shell

•	Central fire alarm panel, wiring and devices. Provide fire alarm system connections to sprinkler tampers and flows for warm dark shell.

SITE WORK:

By Landlord:

•	Access to all Buildings in Conformance with ADA

•	Landscaping if and as required by state and local governments.

•	Exterior Lighting at entrances and exits. (at entrances/exits)

ENTRANCES:

By Landlord:

The following items are not included in the Landlord work and allowance. The list of items is provided for information purposes only.

MISCELLANEOUS:

By Tenant:

•	Tenant electronic security and electronic lock mechanism and connection of Premises entry key card access system to Landlord system.

•	Configuration and engineering of cable TV, CCTV, Telecommunications; routing to be approved by Landlord

•	All low voltage design, wiring and service within Premises

•	Millwork

•	Movable or folding partitions

•	Interior glass and glazing

•	All flooring and floor prep except in bathrooms.

•	Furniture, fixtures and equipment

•	Systems furniture

•	Interior handrails not included in Landlord’s scope of work.

•	Kitchen fixtures and appliances

•	Moving Expenses

•	Specialty HVAC

•	Tenant’s Legal fees

•	Specialty stairs

•	Keys to the Premises, copies of which will be provided to Landlord

•	All other items not specifically named in Scope of Work as By Landlord.

•	Drywall partitions except bathrooms in store, shell and demising partitions

•	HVAC distribution

•	Lighting

•	Painting except of existing structure and drywall in Landlord scope

•	Doors and hardware except for exterior and store bathroom

•	Emergency generator

•	Computer room shell only—flooring, cable tray, specialty HVAC, all electrical and lighting, and specialty fire protection are excluded from Landlord work.

•	Kitchen and servery—anything beyond standard office fit-out including specialty HVAC/Elec, paint and kitchen equipment.

•	All work on connecting bridge except repair of two small existing floor openings

•	Exterior deck on north side of building

EXHIBIT D

Current Rules and Regulations

1. The sidewalks, passages and stairways shall not be obstructed by the Tenant or Tenant’s agents, employees, or invitees or used by the Tenant for any purpose other than ingress and egress from and to the Tenant’s premises. The Landlord shall in all cases retain the right to control or prevent access thereto by any person whose presence, in the Landlord’s judgment, would be prejudicial to the safety, peace, character or reputation of the property or of any tenant of the Project.

2. The toilet rooms, water closets, sinks, faucets, plumbing and other service apparatus of any kind shall not be used by the Tenant for any purpose other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith by the Tenant, or left by the Tenant in the lobbies, passages, elevators or stairways of the Building. The expense of any breakage, stoppage or damage to such sinks, toilets and the like shall be borne by the tenant who, or whose employees, contractors or invitees, caused it.

3. No skylight, door or transom of the Building shall be covered or obstructed by the Tenant, and no awning or other material shall be installed or placed on the exterior of any window or in any window space, except as approved in writing by the Landlord.

4. No sign, lettering, insignia, advertisement, notice or other thing shall be inscribed, painted, installed, erected or placed in any portion of the Premises which may be seen from outside the Building, or on any window, window space or other part of the exterior or interior of the Building, unless first approved in writing by the Landlord.

5. Except in connection with Tenant’s security plans, the Tenant shall not place any other or additional lock upon any door within the Premises or elsewhere upon the Project, and the Tenant shall surrender all keys for all such locks at the end of the Term. The Landlord shall provide the Tenant with one set of keys to the Premises when the Tenant assumes possession thereof.

6. The Tenant shall not do or permit to be done anything which obstructs or interferes with the rights of any other tenant of the Project. No bird, fish or animal shall be brought into or kept in or about the Premises, the Building and/or the Project.

7. If the Tenant desires to install signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices within the Premises, no boring or cutting into the Building or Building systems in connection with such installation shall be permitted without Landlord’s consent. The Landlord shall have the right to prevent or interrupt the transmission of excessive, dangerous or annoying current of electricity or otherwise into or through the Premises, the Building and/or the Project. Each wire installed by the Tenant must be clearly tagged at each distributing board and junction box and elsewhere where required by the Landlord, with the number of the office to which such wire leads and the purpose for which it is used, together with the name of the Tenant or other concern, if any, operating or using it.

8. A directory may be provided by the Landlord on the ground floor of the Building or elsewhere within the Project, on which the Tenant’s name may be placed.

9. The Landlord shall in no event be responsible for admitting or excluding any person from the Premises. In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right to bar or limit access to the Project to protect the safety of occupants of the Project, or any property within the Project.

10. The use of any area within the Project as sleeping quarters is strictly prohibited at all times.

11. The Tenant shall keep the windows and doors of the Premises (including those opening on corridors and all doors between rooms entitled to receive heating or air conditioning service and rooms not entitled to receive such service) closed while the heating or air-conditioning system is operating, in order to minimize the energy used by, and to conserve the effectiveness of, such systems. The Tenant shall comply with all reasonable rules and regulations from time to time promulgated by the Landlord with respect to such systems or their use.

12. The Landlord shall have the right to prescribe the weight and position of inventory and of other heavy equipment or fixtures, which shall, if considered necessary by the Landlord, stand on plank strips to distribute their weight. Any and all damage or injury to the Project arising out of the Tenant’s equipment being on the property shall be repaired by the Tenant at its expense. The Tenant shall not install or operate any machinery whose installation or operation may affect the structure of the Building without first obtaining the Landlord’s written consent thereto, and the Tenant shall not install any other equipment of any kind or nature whatsoever which may necessitate any change, replacement or addition to, or in the use of, the water system, the heating system, the plumbing system, the air-conditioning system or the electrical system of the Premises, the Building or the Project without first obtaining the Landlord’s written consent thereto. Business machines and mechanical equipment belonging to the Tenant which cause noise or vibration that may be transmitted to the structure of the Building, any other buildings on the Project, or any space therein to such a degree as to be objectionable to the Landlord or to any tenant, shall be installed and maintained by the Tenant, at its expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration. The Tenant shall remove promptly from any sidewalks and other areas on the Project any of the Tenant’s furniture, equipment, inventory or other material delivered or deposited there.

13. The Tenant shall not place or permit its agents, employees or invitees to place any thing or material on the roof or in the gutters and downspouts of the Building or cut, drive nails into or otherwise penetrate the roof, without first obtaining the Landlord’s written consent thereto. The Tenant shall be responsible for any damage to the roof caused by its employees or contractors. The Tenant shall indemnify the Landlord and hold the Landlord harmless against expenses incurred to correct any damage to the roof resulting from the Tenant’s violation of this rule, as well as any consequential damages to the Landlord or any other tenant of the Project. The Landlord shall repair damage to the roof caused by the Tenant’s acts, omissions or negligence and the Tenant shall reimburse the Landlord for all expenses incurred in making such repairs. The Landlord or its agents may enter the Premises at all reasonable hours to make such roof repairs. If the Landlord makes any expenditure or incurs any obligation for the payment of money in connection therewith, including but not limited to attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incur-red, with interest at the rate of twenty percent (20%) per annum, and costs, shall be deemed to be Additional Rent and shall be paid by the Tenant to the Landlord within five (5) days after rendition of any bill or statement to the Tenant therefor. The Tenant shall not place mechanical or other equipment on the roof without the Landlord’s prior written consent, which shall be conditioned in part upon the Landlord’s approval of the Tenant’s plans and specifications for such installations. The costs of any roof improvements made pursuant hereto shall be borne by the Tenant.

14. The Landlord reserves the right to institute energy management procedures when necessary, provided that the reasonably anticipated costs thereof will not cause any increase in the Operating Costs.

15. The Tenant shall assure that the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before the Tenant and its employees leave the Premises each day.

16. So long as Tenant’s business is not adversely affected, the Landlord shall have the right to rescind, suspend or modify these Rules and Regulations and to promulgate such other rules or regulations as, in the Landlord’s reasonable judgment, are from time to time needed for the safety, care, maintenance, operation and cleanliness of the Building or the Project, or for the preservation of good order therein. Upon the Tenant’s having been given notice of the taking of any such any action, the Rules and Regulations as so rescinded, suspended, modified or promulgated shall have the same force and effect as if in effect at the time at which the Tenant’s lease was entered into (except that nothing in the Rules and Regulations shall be deemed in any way to alter or impair any provision of such lease).

17. Nothing in these Rules and Regulations shall give any tenant any right or claim against the Landlord or any other person if the Landlord does not enforce any of them against any other tenant or person (whether or not the Landlord has the right to enforce them against such tenant or person), and no such non-enforcement with respect to any tenant shall constitute a waiver of the right to enforce them as to the Tenant or any other tenant or person.

18. In any instance in which the Landlord’s prior consent or approval is required, the consent or approval shall not be unreasonably withheld by Landlord.

EXHIBIT E

Schedule of Deliveries

Landlord Deliveries	Responsible Party	Start Date	Completion Date
Phase One Office- from start of work to TCO	SBER	December 10, 2007	May 30, 2008
Soft Turnover to Tenant of Phase One Office for FFE- Note 1	SBER		April 30, 2008

Phase One Showroom- from start of work to TCO	SBER	January 8, 2008	April 30, 2008
Soft Turnover to Tenant of Phase One Showroom for FFE- Note 1	SBER		April 30, 2008

Phase Two Office- Simultaneous start with Phase One to TCO	SBER	December 10, 2007	August 31, 2008
Soft Turnover to Tenant of Phase Two Office for FFE- Note 1	SBER		August 31, 2008

Phase Three - from start of work to TCO	SBER	April 7, 2008	November 30, 2008
Soft Turnover to Tenant of Phase Three for FFE- Note 1	SBER		November 30, 2008

Tenant Deliveries

Tenant to provide all alternate finish selections	UA		December 21, 2007
Tenant to provide furniture layout in Phase 1 office areas	UA		January 10, 2008
Tenant to provide all landlord requirements for IT Hub room	UA		February 1, 2008
Tenant to provide furniture layout for Phase II office areas	UA		February 11, 2008
Tenant to provide all kitchen and servery information	UA		March 1, 2008
Tenant to provide locations for electrical rough-ins for signage	UA		March 1, 2008
Tenant to provide locations for tenant security rough-ins	UA		March 1, 2008

Note 1: Soft Turnover means that UA will be provided with access to the indicated area to commence installation of UA FFE items. UA Work to be coordinated with remaining SBER construction.

EXHIBIT F

Under Armour Parking Area

KEY HIGHWAY EAST
NICHOLSON STREET
1100 HAUBERT STREET
1450 BEASON STREET
BEASON STREET
TUR STREET
HAUBERT STREET
MARRIOTT STREET
HULL STREET

VICI

SITE PLAN DATA

14. CONTACT INFORMATION: STV INCORPORATED

PARKING SUMMARY

PARKING AREA	EXIST.	PROP.	CHANGE
NORTHEAST LOT	88	90	2
OVERFLOW WAREHOUSE	-	224	224
SOUTHEAST LOT	-	124	124
SOUTHWEST LOT	-	[illegible]	[illegible]
NORTHWEST LOT	[illegible]	[illegible]	[illegible]
TOTAL AVAILABLE PARKING	[illegible]	[illegible]	[illegible]

STV Incorporated

REVISIONS

GRAPHIC SCALE

PLAN PREPARATION

CONCEPTUAL SITE PLAN

OVERFLOW WAREHOUSE

1450 BEASON STREET